Exhibit 4.7

COMMERCIAL LEASE

THIS LEASE (“Lease”) dated September 13, 2004, is made by and between Westpoint Business Park, LTD, a Florida limited partnership (“Landlord”) and Mayor’s Jewelers of Florida, Inc., a Florida corporation (“Tenant”).

WITNESSETH:

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises described below for the term and subject to the terms, covenants and conditions hereinafter set forth:

1. DEFINITIONS. Unless the context otherwise specifies or requires, the following terms shall have the meanings herein specified:

1.1 Base Rent: The base rent is set forth in Exhibit “A-1” attached hereto and made a part hereof (plus all applicable sales tax). Base Rent has been calculated based on the Premises measuring 47,851 square feet of rentable area. In the event, pursuant to the procedures set forth in Section 1.9 below, the rentable area of the Premises is determined to measure less than 47,851 square feet, Base Rent and any other Additional Rent which is based on the rentable area of the Premises shall be ratably decreased; if it is determined that the rentable area of the Premises measures more than 47,851 square feet, Base Rent and any other Additional Rent which is based on the rentable area of the Premises shall nonetheless be based on not more than a rentable area of 47,851 square feet.

1.2 Project: Collectively, the “Premises,” the “Common Areas” and the “Spec Building” on the Land, that will be constructed, as shown on Exhibit “B”.

1.3 Commencement Date: The later of: 1) The Completion Date (as defined in Section 4.3 below); or 2) August 1, 2005.

1.4 Common Areas: All portions of the Land other than the Premises and the Spec Building, including all facilities to be furnished by Landlord and designed for the general use, in common, of occupants of the Project, including Tenant, their respective officers, agents, employees, invitees and customers, as well as all of the following which shall be furnished by Landlord: parking areas, driveways, entrances and exits to the Project from a public roadway and landscape areas. Subject to the terms of this Lease, all such areas shall be subject to the exclusive control, administration and management of Landlord, and Landlord shall make all reasonable rules and regulations pertaining thereto for the proper operation and maintenance of the Common Areas. All such rules and regulations shall be enforced against all tenants in the Project in a non-discriminatory manner, and no such rules and regulations shall be effective against Tenant if, to any extent, they are in conflict with this Lease, impose any financial or undue burden on Tenant, materially deprive Tenant of any of its rights under this Lease or materially relieve Landlord of any of its obligations under this Lease.

1.5 Deposit: The sum of One Hundred Thousand and 00/100 Dollars ($100,000.00) due upon execution of Lease by Tenant.

1.6 Governmental Authority: Any federal, state, county, municipal or other governmental department, entity, authority, commission, board, bureau, court, agency or any instrumentality of any of same.

1.7 Governmental Requirement: Any law, enactment, statute, code, ordinance, rule, regulation, judgment, decree, writ, injunction, franchise, permit, certificate, license, authorization, agreement or requirement of any Governmental Authority now existing or hereafter enacted, adopted, promulgated, entered, or issued applicable to the Project and/or the Premises.

1.8 Land: Landlord’s real property legally described in Exhibit “A” upon which the Project is located.

1.9 Premises: A to be built building located on the Land and within the Project to be occupied by the Tenant, consisting of approximately 47,851 square feet of rentable area, with the address of 5850 Hiatus Road, Tamarac, Florida 33321, as shown in Exhibit “B”. Upon delivery of the Premises to Tenant, Landlord’s architect shall certify to

Tenant the rentable area of the Premises. For purposes hereof, the rentable area of the Premises shall be calculated in accordance with the methods of measurement rentable area as described in the Standard Method for Measuring Floor Area in Office Building, ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (BOMA) International. Within thirty (30) days after receipt of Landlord’s architect’s certification, Tenant shall have the right to have the rentable area of the Premises measured by a licensed architect. In the event that Tenant’s architect determines that the rentable area of the Premises is other than that certified by Landlord’s architect and Landlord disagrees with the measurement certified by Tenant’s architect, then Landlord’s and Tenant’s architects shall together select a third licensed architect, at Landlord’s and Tenant’s joint expense, who shall ultimately decide the rentable area of the Premises.

1.10 Permitted Purpose: All lawful uses including without limitation office administration, warehouse storage and distribution, watch and jewelry design/repair/manufacture, and such other uses incidental to the foregoing.

1.11 Rent Commencement Date: The Rent Commencement Date shall be the same date as the Commencement Date, unless otherwise extended per the terms of this Lease.

1.12 Spec Building: A to be built building located on the Land and within the Project to be occupied by other tenants of the Project, as shown in Exhibit “B”. For purposes of this Lease, the rentable area of the Spec Building shall be deemed to be 12,000 square feet until such time as Landlord has completed construction of the Spec Building. Upon construction of the Spec Building, Landlord’s architect shall certify to Tenant the rentable area of the Spec Building. For purposes hereof, the rentable area of the Spec Building shall be calculated in accordance with the methods of measurement rentable area as described in the Standard Method for Measuring Floor Area in Office Building, ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association (BOMA) International.

1.13 Term: That time period between the Commencement Date and the Termination Date. Hereafter, all references to the “Term” of this Lease shall be deemed to be a reference as well to such additional periods of time, if any, for which the Term may be extended. Provided Tenant is not then in default of this Lease beyond any applicable notice and cure period, Tenant shall have two (2) five year periods to extend the Lease Term, at the same terms and conditions as the initial Lease Term, except the rent shall be as shown in Exhibit “A-1” attached hereto.

1.14 Termination Date: The date that is fifteen (15) lease years from the Commencement Date. Should the Commencement Date fall on any day other than the 1st day of a calendar month, then the Termination Date shall be the last day of the month that is fifteen (15) lease years from the Commencement Date. For purposes hereof, “lease year” shall mean a twelve (12) calendar month period, the first of which shall commence on the Commencement Date.

2. USE/COMPLIANCE. Tenant shall use the Premises solely for the Permitted Purpose, and for no other purpose whatsoever. The foregoing is a material consideration to Landlord in entering into this Lease. Tenant shall not do, bring, keep or permit to be done within the Premises, nor bring, keep or permit to be brought therein, anything which is prohibited by, or will, in any way violate any Governmental Requirement or cause a cancellation or an increase in the rate of any commercially reasonable insurance policy covering the Premises. Notwithstanding the foregoing, Landlord represents and warrants to Tenant that the Permitted Purpose is permitted under Governmental Requirements, and Landlord acknowledges that Tenant’s use of the Premises for the Permitted Purpose will not contravene any of the requirements set forth in the immediately preceding sentence. If Tenant’s use of the Premises is changed to something other than the Permitted Purpose such that extra insurance premiums will be chargeable to Landlord, Landlord shall so notify Tenant and Tenant will either discontinue such changed use or upon request Tenant will reimburse Landlord for all extra premiums resulting from Tenant’s changed use of the Premises. The foregoing is a material consideration to Tenant in entering into this Lease. Tenant shall not do or permit anything to be done within the Premises for any unlawful purpose, nor shall Tenant cause, maintain or permit any legal nuisance within the Premises or commit or suffer to be committed any waste within the Premises.

3. RENT.

3.1 The term “Rent” as used in this Lease, shall include the Base Rent, and all other items, costs and expenses identified herein as “Additional Rent”, together with all other amounts payable by Tenant to Landlord under this Lease. Beginning on the Rent Commencement Date, Tenant shall pay each monthly installment of Rent (plus all sales taxes from time to time imposed by any Governmental Authority in connection with rents paid by Tenant under this Lease), in advance on the first calendar day of each month during the Term. Monthly installments for any fractional calendar month, at the beginning or end of the Term, shall be prorated based on the number of days in such month that fall during the Term. Tenant shall pay all Rent, without demand, deduction or set off (except as otherwise expressly provided in this Lease), to Landlord at the place specified for notice in Section 25 below. Notwithstanding anything herein to the contrary, Tenant shall be entitled to set off against Rent any final monetary judgment in its favor against Landlord. Tenant also shall pay a late charge (“Late Charge”) equal to five percent (5%) of the amount of any delinquent installment of Rent as an administrative fee with each payment of Rent not paid within ten (10) days after Landlord’s notice to Tenant that it is past due. Notwithstanding the foregoing, Landlord shall not be required to give notice of a late payment more than twice in any calendar year, and after the second notice of such late payment, the late charge shall be applicable to any remaining payments in said calendar year that are not made within 10 days after the due date thereof. The provisions herein for a Late Charge shall not be construed to extend the date for payment of any sums required to be paid by Tenant hereunder or to relieve Tenant of its obligations to pay all such items at the time or times herein stipulated.

3.2 Beginning on the Rent Commencement Date, in addition to the Base Rent hereunder, Tenant shall pay, as Additional Rent, 1/12th of its pro-rata share of the “Expenses” (as hereinafter defined) monthly, in advance, together with the payment of Base Rent. Expenses shall be equitably pro-rated for any partial calendar year during the Term, and Tenant shall only be responsible for its pro-rata share of said prorated Expenses. Landlord shall reasonably estimate the Expenses which will be payable for each calendar year (or partial calendar year) during the Term, in advance. Within ninety (90) days after the end of each calendar year during the Term, Landlord shall furnish Tenant a detailed statement of the actual Expenses incurred throughout the prior calendar year. An adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require, to the end that Landlord shall receive the entire amount actually owed by Tenant for Expenses for such calendar year (or partial calendar year) and Tenant shall receive reimbursement for any overpayments within thirty (30) days after delivery of said statement by Landlord. The foregoing adjustment obligation of Landlord and Tenant shall survive expiration or termination of this Lease. If such statements show an Expense payment due from Tenant to Landlord then Tenant shall make the payment within thirty (30) days after receipt of such statements. The payment of any Additional Rent by Tenant shall not preclude it from questioning the correctness of any such statement. Tenant, its attorneys, accountants and agents, at its sole cost and expense, shall, during normal business hours following prior written notice to Landlord, have the right to examine and audit Landlord’s books and records, including such other records and accounts as may contain information related to the Expenses for the period in question and to make copies thereof. In the event such audit reveals an overstatement of Landlord’s Expenses of more than four percent (4%), Landlord shall reimburse Tenant for reasonable out-of-pocket costs and expenses incurred by it in conducting such audit. On or before November 15th of each calendar year during the Term, Landlord agrees to provide Tenant with a good faith estimate of the projected Expenses for the immediately following calendar year. In the event Tenant is not satisfied with the projected Expenses, Tenant shall have the right, in its sole discretion, to elect to (i) take over any specified maintenance or service to be provided to the Project for the immediately following calendar year or (ii) for any specified maintenance or service that Tenant is not satisfied with the projected cost thereof, require Landlord to obtain at least two (2) additional bids from qualified third parties reasonably selected by Tenant to provide such specified maintenance or service to the Project. Such election must be made by Tenant, if at all, within thirty (30) days after Tenant’s receipt of the estimated projected Expenses from Landlord. In the event Tenant elects to have Landlord re-bid any specified service or maintenance, Landlord agrees to accept the third party with the lowest bid (including any previous bids obtained by Landlord). Further, prior to entering into any service or maintenance contract for the Project, Landlord agrees to provide to Tenant the proposed contract (which shall include the cost therefore), and if Tenant is not satisfied with the cost thereof, Tenant shall have the right, in its sole discretion, to elect to (i) take over the maintenance or service in question or (ii) require Landlord to obtain at least two (2) additional bids from qualified third parties reasonably selected by Tenant to provide the maintenance or service in question. Such election must be made by Tenant, if at all, within thirty (30) days after Tenant’s receipt of the proposed contract from Landlord. In the event Tenant elects to have Landlord re-bid the maintenance or service in question, Landlord agrees to accept the third party with the lowest bid (including any previous bids obtained by Landlord).

3.3 For purposes of this Section, Tenant’s pro-rata share equals: (i) one hundred percent (100%) of the portion of the Expenses that relate solely to the Premises; plus (ii) the portion of the Expenses that relate to the Common Areas multiplied by a fraction, the numerator of which is the rentable area of the Premises and the denominator of which is the rentable area of the Premises plus the rentable area of the Spec Building (regardless of whether Landlord actually builds the Spec Building) and if Landlord adds additional buildings in the future then the rentable area of such buildings; and “Expenses” constitute the aggregate of all of the costs and expenses incurred, borne, or accrued with respect to the ownership, operation, use and maintenance of the Common Areas and the Premises, including, without limitation Real Estate Taxes (as hereinafter defined), utilities servicing the Common Areas and/or the Premises (and not otherwise directly paid for by Tenant pursuant to other provisions of this Lease), management fees and all commercially reasonable premiums for all commercial reasonable insurance policies maintained by Landlord in connection with the Common Areas and the Premises. For purposes of this Section, “Real Estate Taxes” shall include any form of ad valorem real estate tax, assessment or levy (including without limitation all general and special assessments and improvement bond(s)), imposed on the Land from time to time by any Governmental Authority; provided, however, “Real Estate Taxes” shall not include penalties, fines or late charges or any transfer taxes assessed in connection with any financing, refinancing, mortgaging, selling or change of ownership of the Land or the Project (or any portion thereof). Further, to the extent any portion of Real Estate Taxes are payable in installments, Real Estate Taxes for any calendar year shall only include the minimum installment coming due for the calendar year in question. Landlord agrees to pay Real Estate Taxes sufficiently early each year to obtain the maximum prepayment discount allowed by Florida law. Landlord, and upon timely request by Tenant, shall within the respective times and in the manner prescribed by law for such purposes, petition for reduction of the assessed valuation of the Project and the Land, claim a refund of real estate taxes or assessments or otherwise challenge the validity or applicability of any real estate tax, assessment or similar or related laws (a “Tax Protest”). Landlord shall prosecute any Tax Protest with due diligence and continuity. Landlord shall provide Tenant with copies of any application, petition or other pleading filed in connection with a Tax Protest. Tenant may, at its own expense but subject to reimbursement as provided below, join with Landlord in making any such application, petition or other pleading, retain co-counsel, attend hearings, present evidence and arguments, and generally participate in the conduct of the Tax Protest, and in connection therewith, Landlord shall make available to Tenant any material in its possession relating to the cost of the Premises and the Land, the income derived from the operation thereof and any other facts Tenant may reasonably require. Landlord shall reimburse Tenant for the reasonable expenses incurred by Tenant in connection with any Tax Protest to the extent that the net refund of taxes resulting therefrom, after payment of Landlord’s expenses, shall be sufficient to do so. In addition to any Tax Protest, Landlord agrees, at no cost or expense to Landlord, to cooperate with Tenant if Tenant desires to pursue obtaining a ruling or determination from the City or County in which the Land is located for a tax rebate in connection with the construction and occupancy of the Project. Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges that are levied and assessed against Tenant’s personal property installed or located in or on the Premises. Further, Tenant shall, upon request, deliver to Landlord paid tax receipts evidencing Tenant’s timely payment of all taxes assessed upon Tenant’s personal property. Notwithstanding anything herein to the contrary: (i) the formula set forth above to determine Tenant’s pro-rata share of the Expenses that relate to the Common Areas shall be the same formula used when determining Tenant’s pro-rata share of Real Estate Taxes, and said formula shall be used in both instances regardless of whether Landlord builds the Spec Building; and (ii) Expenses shall not include any of the following:

3.3.1 capital improvements, capital replacements, capital repairs or the cost of the initial construction (or remedy of defects of the initial construction) of the Project;

3.3.2 rentals and other related expenses incurred in leasing equipment ordinarily considered to be of a capital nature;

3.3.3 mortgage principal or interest payments or any other financing or refinancing costs, including, but not limited to “points” or commitment fees;

3.3.4 ground rent and related costs;

3.3.5 depreciation or amortization of the Project or any equipment used in connection therewith;

3.3.6 the cost of any fine or penalty incurred by Landlord due to Landlord’s violation of any Governmental Requirement and any interest or penalties due for late payment by Landlord, or costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project;

3.3.7 costs incurred to test, survey, clean up, contain, abate, remove or otherwise in connection with pollutants, contaminants, toxic or hazardous waste or other substances deemed hazardous or potentially hazardous to persons or the environment;

3.3.8 expenses incurred by Landlord to lease space to new or existing tenants including, but not limited to, leasing commissions, advertising and promotional expenditures, and professional fees with respect to same;

3.3.9 expenses incurred by Landlord to negotiate lease terms with or litigate against prospective or existing tenants or in connection with any financing, sale or syndication of the Project;

3.3.10 costs and expenses incurred for the service, repair or replacement of any item covered by warranty;

3.3.11 costs of repairs necessitated by Landlord’s willful misconduct or of correcting any original design or construction defects in the Project’s construction, materials or equipment;

3.3.12 expenses for any item or service not provided to Tenant but exclusively to any tenant in the Project (such as, by way of example and not limitation, any guard service which is provided solely for the benefit of occupancy by any bank or other financial institution in the Project);

3.3.13 management fees or Landlord’s general corporate overhead and administrative expenses which, in the aggregate, exceed 4% of Tenant’s Base Rent for the year in question;

3.3.14 fees paid to Landlord or affiliates of Landlord to the extent that such fees exceed the customary amount charged for the services provided;

3.3.15 rental paid to Landlord for any building management office;

3.3.16 expenses for art work;

3.3.17 charitable or political contributions;

3.3.18 bad debt losses;

3.3.19 costs incurred in connection with signage on or for the benefit of other tenants of the Project;

3.3.20 costs which are reimbursable by tenants, insurance, awards or otherwise;

3.3.21 the cost of any impact fees, off-site improvement costs, “tap fees” or one-time lump sum sewer or water connection fees for the Project and the Land payable in connection with the initial construction of the Project and permitting of the Project;

3.3.22 overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

3.3.23 costs for which Landlord has been compensated by the management/administrative charge referenced above;

3.3.24 costs arising from the negligence or fault of Landlord or its agents, or any vendors, contractors or providers of materials or services selected, hired or engaged by Landlord or its agent including, without limitation, the selection of building materials;

3.3.25 costs (including in connection therewith all attorneys’ fees and costs of settlement judgments and payments in lieu thereof) arising from claims, disputes or potential disputes of potential or actual claims litigation or arbitrations pertaining to the Landlord and/or the Project and/or the Land;

3.3.26 costs related to maintaining Landlord’s legal existence, including by way of example but not limitation, trustee’s fees, annual fees, organizational and administrative expenses and accounting fees (other than with respect to the operation of the Project);

3.3.27 Accounting fees unrelated to the Landlord’s maintenance of the Common Areas; and

3.3.28 Any fees or costs of whatsoever nature that relate solely to the Spec Building or any tenants or occupants of the Spec Building.

At no time shall Landlord be entitled to recover from Tenant more than Tenant’s pro-rata share of one hundred percent (100%) of the actual Expenses.

3.4 Notwithstanding anything to the contrary contained in this Lease: (i) notwithstanding the actual Expenses incurred by Landlord for the first lease year, Tenant’s pro-rata share of Expenses in the first lease year shall not exceed $3.00 per square foot of rentable area of the Premises; and (ii) beginning with the second lease year and each lease year thereafter, Tenant shall not be required to pay its pro-rata share of Controllable Expenses that are in excess of the Cap. For purposes of the preceding sentence: “Cap” for the second lease year shall be 105% of the actual Controllable Expenses incurred by Landlord in the first lease year (notwithstanding the $3.00 per square foot cap on Expenses set forth in item (i) above), and for each lease year thereafter, the Cap shall be 105% of the Controllable Expenses for the preceding lease year that were used in determining Tenant’s pro-rata share for said lease year (but never in excess of 105% of the Cap for the preceding lease year); and “Controllable Expenses” means all Expenses other than Real Estate Taxes, utilities and commercially reasonable insurance premiums for all commercial reasonable insurance policies maintained by Landlord in connection with the Common Areas and the Premises. For illustration purposes only, if actual Controllable Expenses for the first lease year were $4.00 per square foot, then the Cap for Controllable Expenses for the second lease year would be $4.20 per square foot, and if actual Controllable Expenses for the second lease year were $4.10 per square foot, then the Cap for Controllable Expenses for the third lease year would be $4.31 per square foot.

4. CONSTRUCTION.

4.1 Landlord agrees, at its sole cost and expense, to perform Landlord’s Work as follows: in a first-class, good and workmanlike manner; free from defects; using good materials; in accordance with the terms of this Lease; and in compliance with all applicable Governmental Requirements and all matters of record in Broward County, Florida affecting the Land (including without limitation the Permitted Exceptions). For purposes of this Lease, “Landlord’s Work” includes the following:

4.1.1 Landlord shall make such improvements and perform such work in the construction of the Premises and the Common Areas as set forth in final working drawings, plans and specifications (collectively, “Working Drawings”) as are approved in writing by the parties (the Working Drawings, after the same have been approved in writing by the parties, are referred to as the “Plans”). As used herein, the “Preliminary Plans” refers to the site plan attached hereto as Exhibit “B” and the plans and all of the specifications and materials identified in Exhibit “C” attached hereto. Landlord, at its sole expense, shall cause the Working Drawings to be prepared in accordance with the Preliminary Plans, and the Working Drawings shall provide for hot water servicing restrooms and kitchen areas in the Premises. The Working Drawings shall be delivered to Tenant as soon as reasonably possible following the date of this Lease (but in no event later than the date that is forty-five (45) days after the date of this Lease) for Tenant’s approval which shall not be unreasonably withheld or conditioned. Tenant agrees to approve or disapprove of the Working Drawings within thirty (30) days after receipt of same. Landlord shall cause a complete building permit application for Landlord’s Work together with copies of the Plans to be filed with the appropriate Governmental Authority no later than 10 days after the Plans are approved by Tenant. Further, if any matters of record in Broward County, Florida affecting the Land (including without limitation the Permitted Exceptions) require approval of the Plans from any non-governmental person or entity, then, prior to submitting the Plans to the appropriate Governmental Authority, Landlord shall, at its sole cost and expense, obtain all such necessary approvals. Changes to the Plans as required by any such non-governmental person or entity or by said Governmental Authority shall be subject to Tenant’s written approval which shall not be unreasonably withheld, conditioned or delayed, provided said changes are not material in nature. Landlord’s Work shall include construction of all elements in the Plans including without limitation: all site work; underground utilities; landscaping; paving; building shell; and Tenant’s leasehold improvements in the Premises. For purposes hereof, “building shell” is defined as the general building structure of the Premises including without limitation the elevator, restrooms, fire sprinkler system and stairwells. Tenant’s leasehold improvements include without limitation all drywall, paint, ceiling, HVAC, electric lights, electrical outlets, electric systems, carpet/flooring, plumbing (including restrooms), interior building permits, modification of sprinkler system, alarms, furnishings and cabinets. It is the intent of the parties that Landlord is providing a turnkey construction at its sole expense in accordance with the Plans.

4.2 Landlord agrees, at its sole cost and expense, to diligently pursue obtaining all Governmental Requirements necessary to perform Landlord’s Work. Further, Landlord shall diligently prosecute Landlord’s Work to completion without interruption or delay.

4.3 The “Completion Date” shall be the date on which Substantial Completion has occurred. Tenant shall be entitled to occupy the Premises on the Completion Date. “Substantial Completion” shall mean and require the satisfaction of all of the following conditions:

4.3.1 The physical completion of the construction of all elements of Landlord’s Work substantially in accordance with the Plans and the terms and conditions of this Lease, subject only to minor punch list items;

4.3.2 All landscaping and equipping of the Premises and the Common Areas shall have been substantially completed such that a temporary certificate of occupancy has been issued and Tenant in its reasonable judgment is able to fully conduct its business operations in the Premises; provided, however, that any remaining minor punch list work shall be completed in accordance with the Plans no later than 30 days thereafter.

4.3.3 All on-site and off-site work shown in the Plans shall have been substantially completed, and regardless whether or not shown in the Plans, construction, dedication and acceptance by all Governmental Authorities of any streets, roadways and alleyways contiguous to the Land which are necessary or advisable for ingress and egress to the Project shall have occurred and Tenant shall have access to the roadways shown on the site plan attached hereto as Exhibit “B”;

4.3.4 All utilities described in the Plans have been constructed and connected to all portions of the Common Areas and the Premises, and have been inspected and approved by all Governmental Authorities;

4.3.5 Landlord’s architect has delivered to Tenant a certificate of substantial completion, making exception for Tenant approved punch list items. The certificate shall be on AIA Form G704-1992, except that the certification paragraph shall be replaced with a certification that items 4.3.1 through 4.3.4 of this Section have occurred.

4.3.6 Temporary or final certificate of occupancy, if any, required for Tenant to lawfully occupy the Premises without conditions has been obtained and a copy thereof delivered to Tenant;

4.3.7 Landlord’s Work is in compliance with all Governmental Requirements;

4.3.8 Landlord has good and marketable title to the Land and is otherwise legally able to provide “quiet enjoyment” to Tenant pursuant to the terms of this Lease;

4.3.9 Landlord has delivered to Tenant a certified title report indicating that title to the Land is subject to no matters of record or other exceptions other than the Permitted Exceptions set forth on Exhibit “D” attached hereto;

4.3.10 Tenant has received a fully executed and delivered SNDA in recordable form from all existing mortgagees and ground or underlying lessors, if any;

4.3.11 Landlord has delivered to Tenant the certificate of insurance required by Section 10.4 below; and

4.3.12 If any matters of record in Broward County, Florida affecting the Land (including without limitation the Permitted Exceptions) require approval of any portion of Landlord’s Work from any non-governmental person or entity, Landlord shall have obtained any such necessary approval and a copy thereof delivered to Tenant.

Notwithstanding satisfaction of all of the above conditions, the Completion Date will be extended for any Landlord Delays. For purposes hereof, a “Landlord Delay” means any wrongful action by Landlord that interferes with Tenant’s occupancy of the Premises. Further, notwithstanding the list of Permitted Exceptions set forth on Exhibit “D” attached hereto, Landlord represents and warrants to Tenant that none of the Permitted Exceptions, nor any other matters of record in Broward County, Florida affecting the Land, nor any agreements binding on Landlord or the Land will prohibit or inhibit (i) the completion of Landlord’s Work pursuant to the Plans or (ii) Tenant’s occupancy and use of the Premises for its intended use of office administration, warehouse storage and distribution, and watch and jewelry design/repair/manufacture.

4.4 Landlord agrees that Tenant will not be required to pay any so-called “impact fee” or off-site improvement costs as a condition of or in connection with any improvements made for the benefit of Tenant or the granting of any building permit or certificate of occupancy; and any such fees or cost shall be paid by Landlord as and when due. Notwithstanding anything to the contrary contained in this Lease (or in any exhibit hereto), Landlord represents and warrants that as of the Completion Date: (i) the Premises and the Common Areas shall be in full compliance with all applicable Governmental Requirements; (ii) Landlord shall have obtained any necessary approvals of Landlord’s Work from any non-governmental person or entity required pursuant to any matters of record in Broward County, Florida affecting the Land (including without limitation the Permitted Exceptions); (iii) there shall be no defects in the Premises; and (iv) all utilities and equipment servicing the Premises and the Common Areas shall be in good working order. In the event this representation is not true and correct, Tenant can elect, but is not obligated, to expend such monies as are needed to correct the situation and offset the same together with interest at prime plus 2% against Rent. Further, any delay in Tenant occupying the Premises and opening for business on account of failure of any of the items set forth above shall postpone the Rent Commencement Date for an equal number of days of such delay.

4.5 Landlord agrees to provide Tenant with at least sixty (60) days prior written notice of the Completion Date. Landlord agrees that Tenant, at least forty-five (45) days prior to the Completion Date, shall have access to the Premises in order to install its fixtures, cabling, equipment and other personal property, and do such other work as is necessary to prepare the Premises for Tenant’s occupancy and use. Landlord agrees that Tenant shall not be obligated to pay any Rent or other charge for such access and use of the Premises prior to the Commencement Date. Tenant agrees that any such activities will not unreasonably interfere with the completion of Landlord’s Work. In the event Landlord fails to timely give Tenant the notice required under this Section 4.5 or if Tenant is unable to access the Premises for the entire duration of said forty-five (45) day period to perform the work permitted under this Section 4.5, then, in either event, the Rent Commencement Date shall be extended for forty-five (45) days.

4.6 Notwithstanding anything to the contrary in this Lease: (i) if by the date that is forty-five (45) days after the date of this Lease, Landlord is unable to provide evidence that it has obtained a commitment from a lender to finance construction of the

Premises in accordance with the terms of this Lease, then Tenant shall have the right to cancel this Lease at any time after said date provided Tenant delivers written notice of its intention to cancel prior to the date that Landlord delivers evidence that it has obtained a commitment from a lender to finance construction of the Premises in accordance with the terms of this Lease; (ii) if by October 1, 2004, (a) the Plans are not approved by Landlord and Tenant or (b) the Plans along with a complete building permit application have not been filed by Landlord with the appropriate Governmental Authority, then Tenant shall have the right to cancel this Lease at any time after said date provided Tenant delivers written notice of its intention to cancel prior to the date that both of the preceding conditions are satisfied; (iii) if by January 1, 2005, (a) a building permit for Landlord’s Work is not obtained from the appropriate Governmental Authority or (b) construction of the Premises has not commenced, then Tenant shall have the right to cancel this Lease at any time after said date provided Tenant delivers written notice of its intention to cancel prior to the date that both of the preceding conditions are satisfied. For the purposes of the preceding sentence, commencement of construction means that: (1) Landlord has executed a binding construction contract with its general contractor for construction of the Premises; (2) a notice of commencement, in form required by Florida statutes Section 713 with respect to construction of the Premises has been recorded and posted on-site; (3) Landlord has acquired the Land and obtained all necessary construction and/or permanent financing with respect to the Premises; and (4) poured footers for the Premises have been completed; (iv) if for any reason, including events of force majeure, Tenant does not have access to the Premises by July 1, 2005 in order to commence the work permitted by Section 4.5 above and such failure to have access as of such date contributes to Tenant being in hold over under the Current Lease (as defined below), then Landlord shall be liable to Tenant upon demand for Overage Rent (as defined below); (v) if the Completion Date does not occur for any reason, including events of force majeure, by August 1, 2005 (the “Required Completion Date”), then, in addition to all other remedies provided under this Lease, Landlord shall be liable to Tenant upon demand for Overage Rent. For purposes hereof, “Overage Rent” shall equal one-half (1/2) of the base rent and common area maintenance charges required to be paid by Tenant under its current lease for space at 14051 N.W. 14th Street, Sunrise, Florida 33323 (the “Current Lease”) during each month that Tenant is in hold over under the Current Lease; (vi) if the Completion Date does not occur for any reason, including events of force majeure, by September 1, 2005, then, in addition to being liable for Overage Rent, Landlord shall be liable to Tenant for one hundred percent (100%) of any other damages that Tenant is required to pay under the Current Lease as a result of being in hold over (provided, however, such other damages shall be capped at an amount not to exceed $50,000.00); and/or (vii) if the Completion Date does not occur for any reason, including events of force majeure, by the date that is 90 days after the Required Completion Date, then Tenant shall have the right to cancel this Lease at any time after said date provided Tenant delivers written notice of its intention to cancel prior to the Completion Date. If Tenant cancels this Lease as contemplated by this paragraph, Landlord shall pay Tenant $50,000.00 as liquidated damages. Notwithstanding anything to the contrary in this paragraph: (1) in the event Tenant has not executed this Lease and delivered same to Landlord by August 20, 2004, then all dates set forth in this paragraph shall be extended one (1) day for each day that Tenant delays execution and delivery of this Lease to Landlord; and (2) only for purposes of determining whether Landlord is liable to Tenant for Overage Rent, the dates set forth in items (iv) and (v) above shall be extended day for day for any delays due to force majeure events, provided Landlord has notified Tenant, in writing, within ten (10) days of the occurrence of such force majeure event, together with Landlord’s estimate of the delay resulting from such force majeure event. In the event Landlord fails to timely deliver said notice, then the dates set forth in items (iv) and (v) above shall not be extended for any delays that result from such force majeure event. For purposes the preceding item (2) only, “force majeure” shall mean acts of God, restrictions by any Governmental Authority, civil riots, floods, hurricanes, terrorism or fire that is not caused by the acts or omissions of Landlord or any of its employees, agents or contractors.

4.7 If, after making commercially reasonable good faith efforts, Landlord is unable to obtain on or before the date that is thirty (30) days after the date of this Lease a commitment from a lender to finance the construction of the Premises, then Landlord shall have the right to terminate this Lease provided Landlord delivers to Tenant written notice of its intent to terminate within five (5) days after expiration of said thirty (30) day period. If Landlord fails to timely deliver said notice, then Landlord’s right of termination under this Section 4.7 shall be deemed null and void.

5. COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS. Notwithstanding anything to the contrary in this Lease, Tenant shall only be required to comply with Governmental Requirements which are particularly related to Tenant’s specific use of the Premises as opposed to laws which are generally applicable to all tenants in the Project. Except as provided in the immediately preceding sentence, Landlord shall at its expense be responsible, for complying with all Governmental Requirements affecting the design, construction and operation of the Common Areas and the Premises (including structural components of the Premises) or relating to the performance by Landlord of any duties or obligations to be performed by it hereunder.

6. PARKING. Landlord agrees that at all times it shall provide parking on the Land sufficient for the entire Project as required by Governmental Requirements (but not less than a ratio of 4 parking spaces for every 1,000 square feet of building space), for the non-exclusive use of tenants of the Project, including Tenant, its employees and invitees. The general layout of the parking is shown on Exhibit “B” attached hereto. Tenant agrees to cooperate with Landlord and other tenants in the use of the parking facilities.

Notwithstanding the foregoing, Landlord shall designate twenty (20) parking spaces within the Project as reserved for use by Tenant, its employees and its invitees, and Landlord shall take reasonable efforts to prevent use of such reserved parking spaces by other tenants of the Project or their invitees. The location of such reserved spaces is shown on Exhibit “B” attached hereto. Landlord will use reasonable efforts to enforce Tenant’s right to exclusively use its designated spaces, including towing if necessary, failing which Tenant shall be entitled to effect such enforcement at Landlord’s expense.

7. UTILITIES. Landlord, as part of Landlord’s Work, shall be responsible for providing the Premises and the Common Areas with all necessary or desired utility service connections (including without limitation water, sewer, telephone, cable and electricity), and Landlord shall be responsible for the cost of any “tap fees” or one time lump sum utility connection fees for the Project payable in connection with the initial construction of the Project. Landlord shall not be required to pay any re-occurring fees, costs, or expenses associated with the use of any utilities of any kind whatsoever by Tenant during the Term, all of which such re-occurring costs shall be the responsibility of Tenant, at its sole cost and expense. Tenant acknowledges and agrees that Landlord is not responsible for providing Tenant with propane gas and/or oxygen to be used by Tenant in connection with Tenant’s watch and jewelry design/repair/manufacture operations within the Premises. However, Landlord agrees to cooperate with Tenant (including granting any necessary easement(s) to the gas provider/distributor) in Tenant’s efforts to obtain all necessary permits and the installation of any applicable systems, tanks, equipment and distribution lines on, over or under the Land to the Premises from the gas and/or oxygen source to the end-use location within the Premises.

8. MAINTENANCE BY TENANT. Except as otherwise provided in this Lease, Tenant shall be responsible for all repairs, interior and exterior, structural and nonstructural, in and to the Premises and the facilities and systems thereof, the need for which arises solely out of: (a) the performance or existence of any work performed by Tenant; (b) the installation, use or operation of Tenant’s personal property in the Premises; (c) the moving of Tenant’s personal property in or out of the Premises; or (d) the wrongful or negligent act or omission of Tenant or any of its subtenants or its or their employees, agents or contractors. In addition, Tenant, at its expense, shall promptly replace all scratched, damaged or broken doors and glass in the Premises (however, Landlord shall be responsible for any needed replacement of windows to the extent needed due to defective materials or installation or due to casualty). Tenant shall promptly make, at Tenant’s expense, all repairs in or to the Premises for which Tenant is responsible. Tenant agrees, at its sole cost and expense, to be responsible for clearing plumbing stoppages that occur within the Premises.

9. MAINTENANCE BY LANDLORD; SERVICES.

9.1 Landlord shall keep and maintain the Premises and the Common Areas and the systems and facilities serving same in good working order, condition and repair, and shall make all repairs and replacements, structural and otherwise, interior and exterior, as and when needed in or about the Premises or the Common Areas, except for those repairs for which Tenant is responsible pursuant to any of the provisions of this Lease. Landlord’s maintenance obligations shall be performed such that the Premises and the Common Areas shall be and remain in first class condition. Landlord’s obligations include without limitation:

9.1.1 all maintenance of the roof, foundation and structural and non-structural elements of the Premises as needed to keep the Premises in a safe, dry and tenantable condition;

9.1.2 all maintenance, replacement and repair of utility installations and non-visible electrical conduit and wire, and all plumbing (excluding plumbing stoppages that occur within the Premises), electrical, mechanical, HVAC and life safety elements of the Premises;

9.1.3 all cleaning, maintenance, replacement and repair (including sweeping and striping) of the Common Areas necessary to maintain all driveways, sidewalks, street, parking areas and landscaping in a safe, sightly and serviceable condition; and

9.1.4 repair of any defects (including replacement of defective materials) in Landlord’s Work.

The expenses incurred by Landlord per subparagraphs 9.1.2 and 9.1.3 above shall be included in Expenses.

9.2 Heat, Ventilation and Air Conditioning. Landlord shall maintain the heating, ventilating and air conditioning systems (“HVAC”) serving the Premises in good operating condition and shall furnish heat, ventilating and air conditioning in the Premises as may be reasonably required for reasonably comfortable occupancy of the Premises (as determined by Tenant) during all hours of all days in which Tenant elects to operate from all or any portion of the Premises. Landlord agrees to install controls within the Premises that will allow Tenant to set and freely adjust all HVAC operating hours and temperature levels for the Premises. The HVAC design for the Premises shall be engineered so that the area of the Premises to be occupied by Tenant’s credit department, as shown in the floor plan(s) attached hereto as Exhibit “C”, will be supplied with separate HVAC service. The HVAC design and specifications shall be set forth in the Plans. Finally, Landlord acknowledges that Tenant will be installing specialized HVAC units in Tenant’s server/computer room which will require adequate electrical supply to run 24 hours a day, 7 days a week. The expenses incurred by Landlord for maintaining the HVAC shall be included in Expenses.

9.3 Electricity and Telephone. Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Premises provided that the such capacity and equipment is otherwise constructed and installed in accordance with the Plans. In order to insure that such capacity is not exceeded and to avert possible adverse effects upon the Premises’ electrical service, Tenant shall not, without Landlord’s prior written consent in each instance connect appliances or equipment to the Premises, electric distribution system, telephone system or make any alteration or addition to the electrical system of the Premises existing on the Commencement Date. The immediately preceding sentence shall be inapplicable to normal office equipment and lighting, and instead, is intended to apply only to non-standard equipment drawing substantial electrical current such as supplemental HVAC units and the like. Should Landlord grant its consent for such non-standard equipment, all additional risers or other equipment required therefor (only to the extent same shall exceed the electrical capacity and equipment contemplated as part of Landlord’s Work) shall be provided by Landlord and the cost thereof shall be paid by Tenant upon Landlord’s demand. Tenant agrees that it shall arrange for billing and payment of Tenant’s electric and telephone consumption within the Premises directly with the local utility provider.

9.4 Elevator, Water, Directory. The use of any elevators within the Premises shall be available to Tenant 24 hours per day, 365 days per year. Landlord shall furnish adequate hot and cold water to the Premises for drinking, lavatory and cleaning purposes. Landlord at its expense shall provide Tenant with its own exclusive water meter and Tenant shall pay the cost of such usage directly to the utility company. The building directory shall be for the exclusive use of Tenant.

9.5. Janitorial, Trash. Tenant shall, at its cost and expense, arrange for janitorial cleaning services to the interior of the Premises. However, Landlord shall be responsible for cleaning and maintaining the exterior of the Premises (including the exterior windows thereof) and the Common Areas in a first class condition. Landlord agrees, as part of Landlord’s Work, to provide an outside trash enclosure for Tenant’s exclusive use in the location identified on the site plan attached hereto as Exhibit “B”. Tenant agrees, at its sole cost and expense, to contract with a waste management company to provide trash removal services for the interior of the Premises as well as the exterior trash enclosure area.

9.6. Availability of Service and Right to Stop Service. All of Landlord’s services will be provided 24 hours per day, 365 days per year, except as expressly provided otherwise in this Article 9. Subject to Tenant’s right to abate Rent and cancel this Lease as contemplated by Section 9.8, Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of the heating, air conditioning, electric, sanitary, elevator or other building systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary, by reason of accidents, emergencies, blackouts, strikes or the making of repairs or changes which Landlord is required by this Lease or by Governmental Requirement to make or in good faith deems necessary, by reason of difficulty in securing proper supplies of fuel, steam, water electricity, labor or supplies, or by reason of any other cause beyond Landlord’s reasonable control. Notwithstanding the foregoing, Landlord is required to use all reasonable efforts to restore services as quickly as possible after disruption of same.

9.7. Availability of Landlord’s Representative. A representative of Landlord (or Property manager) will be available 24 hours per day, 365 days per year.

9.8 Except as otherwise provided herein, Landlord shall have no liability to Tenant, nor shall Tenant’s covenants and obligations hereunder be reduced or abated in any manner whatsoever by reason of any inconvenience, annoyance, interruption or injury to business arising from Landlord’s making any repairs or changes which Landlord is required or permitted by this Lease, or required by Governmental Requirement, to make in or to any portion of the Premises or the Common Areas, in or to the fixtures, equipment or appurtenances of the Premises. Notwithstanding the foregoing, Landlord’s maintenance and repair obligations shall be performed in such a manner as to minimize disruption of Tenant’s normal business operations. Further, in the event of any disruption of service(s) that in Tenant’s reasonable opinion renders the Premises unusable for Tenant’s normal business operations and continues for more than one (1) business day: all Rent shall abate on a per diem basis for each subsequent day in which the Premises remain in such unusable condition; and except as provided otherwise in case of casualty, Tenant shall be entitled to cancel this Lease if the Premises remain in such unusable condition for a continuous period of thirty (30) days. As used herein, unusable includes HVAC services failing to maintain an ambient temperature throughout the office portion of the Premises as contemplated by the operating parameters for HVAC set forth in the Preliminary Plans.

10. INSURANCE; INDEMNITY.

10.1 Tenant, at its sole cost and expense, shall, throughout the Term, procure and maintain:

10.1.1 Commercial general liability insurance with respect to the Premises and Tenant’s activities therein and thereabout, insuring against liability for personal injury, death and property damage, including liability arising out of Tenant’s indemnity set forth in this Lease (contractual liability endorsement), with a combined single limit of not less than $3,000,000.00 per occurrence;

10.1.2 Worker’s Compensation Insurance in at least the statutorily required amounts; and

10.1.3 “Causes of Loss – Special Form” property insurance in an amount adequate to cover the replacement costs of all personal property, decorations, trade fixtures, furnishings, equipment and all contents of the Premises (excluding, however, any leasehold improvements).

10.2 Tenant’s insurance shall be with a Best’s A- rated company licensed to transact business in the State of Florida. Landlord shall be named as an additional insured under Tenant’s commercial general liability insurance, and such insurance shall be primary and non-contributing with any insurance carried by Landlord. Tenant’s insurance policies shall contain a provision or endorsement requiring thirty (30) days notice to Landlord prior to any cancellation or any reduction in amount of coverage below the amount required under this Lease. Tenant shall deliver to Landlord as a condition precedent to its taking occupancy of the Premises (but not to its obligation to pay Rent), a certificate or certificates of insurance evidencing the coverages required under this Lease, and Tenant shall upon the expiration of such policies, deliver to Landlord certificate(s) of insurance evidencing the renewal of such policies.

10.3 Landlord shall, throughout the Term, procure and maintain:

10.3.1 Commercial general liability insurance with respect to the Premises and the Common Areas and Landlord’s activities therein and thereabout, insuring against liability for personal injury, death and property damage, including liability arising out of Landlord’s indemnity set forth in this Lease (contractual liability endorsement), with a combined single limit of not less than $3,000,000.00 per occurrence; and

10.3.2 “Causes of Loss – Special Form” property insurance covering the Premises and the Common Areas, including without limitation the leasehold improvements in the Premises, in an amount equal to one-hundred percent (100%) of the full insurable value thereof (actual replacement value, without deduction for physical depreciation as such may be adjusted to account for increased replacement costs).

10.4 Landlord’s insurance shall be with a Best’s A- rated company licensed to transact business in the State of Florida. Tenant shall be named as an additional insured under Landlord’s insurance, and such insurance shall be primary and non-contributing with any insurance carried by Tenant. Landlord’s insurance policies shall contain a provision or endorsement requiring thirty (30) days notice to Tenant prior to any cancellation or any reduction in amount of coverage below the amount required under this Lease. Landlord shall deliver to Tenant prior to Tenant taking occupancy of the Premises a certificate or certificates of insurance evidencing the coverages required under this Lease, and Landlord shall upon the expiration of such policies, deliver to Tenant certificate(s) of insurance evidencing the renewal of such policies.

10.5 Tenant, as a material part of the consideration to be rendered to Landlord, hereby agrees that it will indemnify Landlord and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence within the Premises, or the occupancy or use by Tenant of the Premises or any part thereof, or occasioned wholly or in part by any act or omission of Tenant, its agents, employees, licensees or contractors in or about the Premises. In case Landlord shall be made a party to any litigation commenced by or against Tenant, then Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Landlord in connection with such litigation, unless Landlord is made a party to such litigation because of any act or omission of Landlord, its agents, employees, licensees or contractors. Notwithstanding anything to the contrary in this Lease: (i) the amounts of insurance required of Tenant shall not be construed in any manner whatsoever so as to limit Tenant’s liability hereunder and Tenant’s indemnification and holding harmless of Landlord shall survive the termination of this Lease; and (ii) no indemnity by Tenant shall extend to claims arising by virtue of acts or omissions of (a) Tenant’s invitees or (b) Landlord, its agents, employees, licensees, invitees or contractors. Further, under no circumstances shall Tenant be liable for claims arising outside of the Premises unless resulting from Tenant’s negligent or wrongful acts.

10.6 Landlord, as a material part of the consideration to be rendered to Tenant, hereby agrees that it will indemnify Tenant and save it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, personal injury and/or damage to property arising from or out of any occurrence within the Common Areas, or in any way connected with Landlord’s use, occupancy, management or control of the Project or the Land, or occasioned wholly or in part by any act or omission of Landlord, its agents, employees, licensees or contractors in or about the Project. In case Tenant shall be made a party to any litigation commenced by or against Landlord, then Landlord shall protect and hold Tenant harmless and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by Tenant in connection with such litigation, unless Tenant is made a party to such litigation because of any act or omission of Tenant, its agents, employees, licensees or contractors. Notwithstanding anything herein to the contrary, in no event shall Landlord’s indemnity extend to negligent or wrongful acts or omissions of Tenant, its agents, employees or contractors.

10.7 The indemnity obligations of each party hereunder shall survive expiration or termination of this Lease.

11. WAIVER OF SUBROGATION. Tenant and Landlord release each other and waive any right of recovery against each other for loss or damage to their respective property or to the Premises (whether due to the negligence of either party, their agents, employees, licensees, invitees or otherwise) to the extent that such loss or damage would be covered by “Causes of Loss – Special Form” property insurance, irrespective of whether either party actually maintains such insurance. Tenant and Landlord agree that all policies of insurance obtained by either of them in connection with the Premises shall contain appropriate waiver of subrogation clauses, if necessary.

12. REPAIRS.

12.1 Each party (the “first party” only for purposes of this Section) shall have the right at any time, upon expiration of the applicable grace period set forth in this Lease regarding default of the other party (or without notice in case of emergence), to make any payment or perform any act required of the other party under any provision in this Lease, and in exercising such right, to incur necessary and incidental costs and expenses, including reasonable attorney fees. Nothing herein shall imply any obligation on the part of the first party to make any payment or perform any act required of the other party, and the exercise of the right to do so shall not constitute a release of any obligation or a waiver of any default.

12.2 Subject to the arbitration provisions set forth in this Section, all payments made and all costs and expenses incurred in connection with any exercise of the right set forth in Section 12.1 shall be reimbursed by the other party to the first party within thirty (30) days after the other party’s receipt of a bill setting forth the amounts so expended and supporting documentation including paid receipts, together with interest at the Default Rate from the respective dates of the making of such payments or the incurring of such costs and expenses; and any such payment by Tenant may be offset against Rent if not paid within said thirty (30) day period. Any payment so made by Landlord shall be treated as Additional Rent owed by Tenant. If either party should dispute in writing the first party’s entitlement to such amounts within fifteen (15) days after its receipt of an invoice for the same, then first party’s entitlement to such amounts shall be subject to mediation or arbitration as provided in this Section. The parties shall first engage the services of a professional mediator and attempt to resolve the dispute by mutual agreement following mediation. If the parties fail to agree upon a mediator within three (3) days following demand by either party, or if the parties fail to resolve the dispute through mutual agreement following such mediation, the parties shall then attempt to agree upon an arbitrator within ten (10) days following mediation (or their inability to agree upon a mediator within three (3) days following demand by either party). If the parties cannot agree on an arbitrator within said ten (10) days, then each party shall select one (1) arbitrator within ten (10) days following the mediation. If either party should fail to designate an arbitrator within said ten (10) day period, then the arbitrator selected within said period by the other party shall be deemed the arbitrator. If each of the parties select an arbitrator within said ten (10) day period, each of the arbitrators so selected shall select a third arbitrator. In the event the arbitrators selected by the parties cannot agree on a third arbitrator, then the arbitrator shall be selected by the American Arbitrator Association. The third arbitrator so selected shall conduct the arbitration as the sole arbitrator. Each mediator and arbitrator shall be knowledgeable and have experience in the particular matter in question. The mediation and arbitration shall be conducted in Broward County, Florida. The arbitration shall be conducted in accordance with the then-prevailing rules of the American Arbitration Association. The decision rendered by the arbitrator shall be binding upon the parties, and Tenant may offset against Rent any award of the arbitrator in Tenant’s favor. All costs of arbitration and reasonable attorneys’ fees shall be paid by the non-prevailing party. If neither party substantially entirely prevails, the arbitrator shall apportion the costs and reasonable attorneys’ fees.

13. TENANT’S PROPERTY. Furnishings, trade fixtures, equipment, inventory and other personal property (collectively, “Tenant’s Property”) installed by or for Tenant and paid for by Tenant shall be the property of Tenant. Any of Tenant’s Property paid for by Landlord shall remain the property of Landlord until the earlier of the expiration date of the initial term of this Lease or the date Tenant fully pays Landlord for such property; provided, however, Tenant shall be entitled to use same during Landlord’s ownership period. At any time during the term of this Lease, Tenant may remove any of Tenant’s Property and shall repair any damage caused by such removal. If Tenant is required by this Lease to remove any of Tenant’s Property by Lease expiration and Tenant fails to remove such property, Landlord may do so and keep and use or dispose of the same in its sole discretion without any liability to Tenant on account thereof, and further may charge the cost of any such removal, storage or disposition to Tenant. Landlord expressly waives any interest in and all rights of levy, distraint or execution with respect to Tenant’s Property, including without limitation any statutory or common law security interest or landlord’s lien for rent.

14. ALTERATIONS BY TENANT. Tenant shall not cut, drill into, disfigure, deface, or injure any part of the structure of the Premises, nor obstruct or permit any obstruction, alteration, addition, or installation to the structure of the Premises without the prior written consent of Landlord. All alterations, additions or installations, including but not limited to partitions, air conditioning ducts or equipment (excluding, however, Tenant’s Property), shall become the property of Landlord at the expiration or any earlier termination of the Term. Tenant may, at its own expense and without Landlord’s consent, from time to time, make such non-structural alterations, additions or changes in and to the Premises as it may deem necessary or suitable. All work performed by Tenant shall be done: (a) in a good and workmanlike manner, (b) with materials of the quality and appearance comparable to those in the Building, (c) in compliance with all Governmental Requirements, and (d) by contractors or mechanics fully licensed by all applicable Governmental Authorities. Prior to the commencement of any work by or for Tenant, Tenant shall furnish to Landlord certificates evidencing the existence of worker’s compensation insurance covering all persons employed for such work and with respect to whom death or bodily injury claims could be asserted against Landlord, Tenant, or the Premises. Landlord, at Tenant’s cost, shall cooperate with Tenant in securing building and other permits or authorizations required from time to time for any work permitted hereunder.

15. ASSIGNMENT; SUBLETTING. The identity and financial position of the Tenant is a material consideration of Landlord entering into this Lease. Except as otherwise provided in this Section, Tenant shall not, directly or indirectly, assign this Lease or sublet the Premises or any part thereof, nor permit all or any part of the Premises to be used or occupied by another, without first obtaining the written consent of Landlord (which consent shall not be unreasonably, withheld, delayed or conditioned). Landlord agrees, within thirty (30) days following receipt of notice from Tenant of its intent to enter into an assignment or sublease, to either approve or disapprove of the transfer in question. Landlord’s failure to notify Tenant of its disapproval within such 30 day period together with specific reasons for its disapproval shall be deemed to be an approval of the transfer in question. Any consent by Landlord, unless specifically stated therein, shall not relieve Tenant from its obligations under this Lease. The acceptance of Rent by Landlord from any other person shall neither be deemed to be a waiver of any of the provisions of this Lease nor be deemed to be a consent to the assignment of this Lease or subletting of the Premises. If Landlord shall consent to any assignment or subletting, the assignee/subtenant shall assume all obligations of Tenant hereunder arising from and after the effective date of such assignment or sublease (provided, however, if any subtenant is subleasing only a portion of the Premises, then said subtenant only assumes the obligations of Tenant with respect to the subleased portion of the Premises), and Tenant shall not thereafter be relieved of any liability hereunder in the performance of any of the terms, covenants and conditions hereof. In the event Tenant shall request the consent of Landlord to any assignment or subletting of this Lease, Tenant shall pay, as Additional Rent, an administrative fee equal to Five Hundred Dollars ($500.00). Tenant hereby acknowledges and agrees that the acceptance of such administrative fee by Landlord shall not constitute a consent by Landlord to the proposed assignment or sublease. Notwithstanding anything herein to the contrary, Tenant shall have the right, without obtaining Landlord’s consent, to assign this Lease, sublet the Premises or any part thereof or otherwise transfer its interest under this Lease to the following persons or entities: (i) any person or entity that controls, is controlled by, or under common control with Tenant; (ii) any person or entity that acquires or merges (or otherwise consolidates) with Tenant or that Tenant is merged (or otherwise consolidated) into; and/or (iii) any person or entity to which a substantial portion of Tenant’s assets are transferred.

16. LIENS. Notwithstanding any provision of this Lease to the contrary, Tenant shall never, under any circumstances, have the power to subject the interest of Landlord in the Premises or the Land to any mechanics’ or materialmen’s liens or liens of any kind nor shall any provision in this Lease ever be construed as empowering Tenant to encumber or cause Tenant to encumber the title or interest of Landlord in the Premises or the Land. In order to comply with the provisions of Section 713.10 Florida Statutes, it is specifically provided that neither Tenant nor anyone claiming by, through or under Tenant, including but not limited to contractors, subcontractors, materialmen, mechanics and laborers, shall have any right to file or place any kind of lien whatsoever upon the Premises or the Land or any improvement thereon, and any such liens are specifically prohibited. All parties with whom Tenant may deal are put on notice that Tenant has no power to subject Landlord’s interest to any claim or lien of any kind or character, and all such persons so dealing with Tenant must look solely to the credit of Tenant, and not to Landlord’s interest or assets. Tenant shall put all such parties with whom Tenant may deal on notice of the terms of this Section. If at any time a lien or encumbrance is filed against the Premises or the Land as a result of Tenant’s work, materials or obligations, Tenant shall promptly bond over or discharge said lien or encumbrance, and if said lien or encumbrance has not been bonded or removed within twenty (20) days from the date Tenant receives written notice of such filing from Landlord, Tenant agrees that Landlord shall have the right to bond over or otherwise discharge said lien. Tenant agrees, within thirty (30) days after receipt of a detailed bill, to reimburse Landlord for all reasonable costs incurred by Landlord in exercising its rights pursuant to the immediately foregoing sentence.

17. CASUALTY/DAMAGE AND DESTRUCTION. If during the Term hereof the Premises and/or the Common Areas is damaged by reason of fire or other casualty, Tenant shall give immediate notice to Landlord as soon as practicable after learning of such casualty. If the Premises and/or the Common Areas shall at any time be damaged or destroyed by fire or other casualty, Landlord shall promptly repair or rebuild the same, at Landlord’s expense, to the extent it is necessary to make the Premises and/or the Common Areas at least equal in value to that existing immediately prior to such casualty (including without limitation reconstructing Landlord’s Work) and as nearly similar to it in character as shall be practicable and reasonable. All Rent (or in case of partial destruction of the Premises and/or the Common Areas, in proportion to the degree of the Premises and/or the Common Areas in which Tenant determines in its reasonable judgment that it is unable to use or conduct its normal business affairs) shall abate until a date which is the earlier of (i) thirty (30) days after Landlord completes reconstruction as required or (ii) the date on which Tenant occupies the Premises for conducting of its normal business affairs. If the Premises shall be so damaged by fire or otherwise within the last twenty-four (24) months of the Term such that the cost of restoration shall exceed fifty percent (50%) of the replacement value thereof, exclusive of foundations, immediately prior to such damage, Landlord may, within 60 days of such damage, give notice to Tenant of its election to terminate this Lease and, unless within thirty (30) days after receipt of such notice Tenant chooses to exercise any available renewal option, subject to the further provisions of this Section, this Lease shall cease and come to an end on the date of the expiration of thirty (30) days from the delivery of such notice with the same force and effect as if such date were the date hereinbefore fixed for the expiration of the Term, and the Rent shall be apportioned and paid to the time of such termination. In such event, the entire insurance proceeds shall be and remain the outright property of Landlord. Notwithstanding anything herein to the contrary, if Landlord does not commence casualty repairs within ninety (90) days after the occurrence of a casualty (subject, however, to delays due to force majeure or receipt of insurance proceeds from its insurance company, provided Landlord diligently and in good faith pursues receipt of insurance proceeds and no such delay is as a result of the acts or omissions of Landlord), Tenant shall be entitled to cancel this Lease by notice of cancellation given to Landlord prior to commencement of casualty repairs; and if Landlord does not complete casualty repairs as required within one hundred eighty (180) days after the date of the casualty plus up to ninety (90) days on account of occurrence of force majeure events after the date Landlord commences its restoration, Tenant shall be entitled to cancel this Lease by notice of cancellation given to Landlord prior to completion of casualty repairs pursuant to this Section.

18. CONDEMNATION. If all or any part of the Premises shall be taken under power of eminent domain or like power, or sold under imminent threat thereof to any public authority or private entity having such power, this Lease shall terminate as to the part of the Premises so taken or sold, effective as of the date possession is required to be delivered to such authority or entity. Rent for the remaining Term shall be reduced in the proportion that the Premises is reduced by the taking. If a partial taking or sale of the Premises (i) reduces the size of the Premises by more than twenty percent (20%), or (ii) renders the Premises commercially unviable to Tenant (in Tenant’s reasonable discretion), Tenant may terminate this Lease by notice to Landlord given within sixty (60) days after Tenant receives written notice from landlord of the portion to be taken or sold; such termination to be effective on the date set forth in said notice to Landlord or when the portion is taken or sold, whichever is sooner. All condemnation awards and similar payments shall be paid and belong to Landlord, except any amounts awarded or paid specifically for Tenant’s trade fixtures and relocation costs. Without limiting the generality of the foregoing, all leasehold interest awards shall belong to and be paid to Landlord, and Tenant shall execute any assignment or other documentation requested by Landlord to effectuate such award or payment. Notwithstanding the foregoing, Tenant shall be entitled to make a separate claim (and receive compensation as permitted by Law) against the condemning authority for Tenant’s loss of property, improvement expenses and business damages.

19. ACCESS. Upon reasonable notice to Tenant (which at a minimum shall be two (2) business days), except in the case of an emergency (in which case Landlord shall give Tenant such advance notice as is practical under the circumstances), Landlord shall be permitted to enter the Premises at all reasonable times for the purposes of inspecting and repairing the Premises, ascertaining compliance by Tenant with the provisions of this Lease or otherwise performing its obligations under this Lease. Upon reasonable notice to Tenant (which at a minimum shall be three (3) business day), Landlord may, during Tenant’s normal business hours, show the Premises to prospective purchasers or mortgagees. During the last twelve (12) months of the Term and upon reasonable notice to Tenant (which at a minimum shall be three (3) business day), Landlord may, during Tenant’s normal business hours, show the Premises to prospective tenants. In exercising its access rights under this Section, Landlord shall use reasonable efforts so as to minimize any inconvenience to or disruption of Tenant’s normal business operations (which means Landlord shall cooperate with Tenant by scheduling any non-emergency repairs at a time as is reasonably convenient for Tenant so as not to interfere with its normal business operations). Notwithstanding anything to the contrary in this Lease, Tenant has the right to designate certain areas within the Premises as “secured areas” (e.g., vault room and server/computer room) and Landlord is not allowed access to such areas during the term of this Lease, except as approved by Tenant in each instance and during any such access Landlord must be accompanied by a representative of Tenant. Except for interruptions due to any casualty or condemnation, Landlord shall ensure that Tenant’s access to the Premises from a public right-of-way and parking exists twenty-four (24) hours per day, three hundred sixty-five (365) days per year substantially in accordance with the layout shown on the site plan attached hereto as Exhibit “B”.

20. SIGNS. In the event Tenant desires to install any signs on the exterior of the Premises or in the interior which are visible from the public roadways adjacent to the Project, then Tenant may do so, provided said signs are approved by Landlord (which approval shall not be unreasonably withheld, delayed or conditioned), and further provided Tenant does so in compliance with Governmental Requirements, including, without limitation, all requirements imposed by the City of Tamarac. Upon expiration or termination of this Lease, all signs installed by Tenant pursuant to this Section shall be removed and any damage resulting therefrom shall be promptly repaired, otherwise such removal and repair may be done by Landlord and the cost thereof charged to Tenant as Additional Rent hereunder.

21. TENANT’S DEFAULT.

21.1 All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other rights or remedies allowed by law or in equity. The occurrence of any of the following shall constitute an “Event of Default” under this Lease by Tenant: (i) Tenant shall fail to make payment of any monthly installment of Rent, Additional Rent, or any other charges hereunder in the amount as herein provided within ten (10) days after the date Tenant receives written notice from Landlord of such late payment; (ii) Tenant shall violate or fail to perform any of the other terms, covenants or conditions herein made by Tenant, and such violation or failure shall continue for a period of thirty (30) days after written notice thereof to Tenant by Landlord or, if such violation or failure shall reasonably require longer than thirty (30) days to cure, if Tenant shall fail to commence to cure same within thirty (30) days after receipt of notice thereof and thereafter continuously prosecute the curing of the same to completion with due diligence; (iii) Tenant shall make a general assignment for the benefit of its creditors or shall file a petition for bankruptcy or other reorganization, liquidation, dissolution or similar relief; (iv) a proceeding is filed against Tenant seeking any relief mentioned in (iii) above and said proceeding is not discharged within one hundred twenty (120) days of the filing thereof; (v) a trustee, receiver or liquidator shall be appointed for Tenant on a substantial part of its property located at the Premises and said trustee, receiver or liquidator is not dismissed within one hundred twenty (120) days of the appointment thereof; or (vi) Tenant enter into an assignment or sublease other than as specifically permitted under this Lease.

21.2 After the occurrence of an Event of Default, Landlord, in its sole discretion, may, at any time thereafter:

21.2.1 Declare the entire balance of all forms of Rent and Additional Rent due under this Lease for the remainder of the then current term of the Lease (the “Accelerated Period”) to be due and payable and may collect the then present value of the same, calculated using a discount rate equal to the prime rate (as published by the Wall Street Journal) plus 2%;

21.2.2 Terminate Tenant’s right to occupy the Premises;

21.2.3 Enter the Premises and re-let the same or any part of the Premises in the name of Landlord, or otherwise, as Tenant’s agent, for a term shorter or longer than the balance of the Term, and may grant concessions or free rent in connection therewith, thereby terminating Tenant’s right to possess the Premises, without terminating Tenant’s obligations to pay the entire balance of all forms of Rent and Additional Rent in accordance with Florida law for the remainder of the Term, plus brokerage commissions incurred by Landlord in connection with any reletting of the Premises. Landlord shall have no obligation to re-let the Premises, and its failure to do so, or failure to collect rent on re-letting, shall not affect Tenant’s liability under this Lease. In no event shall Tenant be entitled to a credit or repayment for re-rental income which is payable by Tenant under this Lease or which covers a period after the original term of this Lease; and/or

21.2.4 Terminate this Lease and any right of renewal and retake possession of the Premises.

In the event Landlord elects to accelerate rent under Section 21.2.1, Landlord agrees that in the event Landlord relets all or any portion of the Premises during any portion of the Accelerated Period, then, within five (5) days after receiving any rental payments on account of such reletting, Landlord shall pay Tenant that portion of said rental payments equal to the Rent and Additional Rent that would have been due under this Lease for the same period. Landlord’s obligation to pay Tenant said rental payments shall apply only to those rental payments received by Landlord that relate to the Accelerated Period. Landlord’s obligations under this paragraph shall survive termination of the Lease.

21.3 Any and all property which may be removed from the Premises by Landlord, pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all reasonable expenses incurred in such removal and all storage charges against such property. Any such property of Tenant not removed from the Premises or retaken from storage by Tenant within thirty (30) days after the end of the Term or of Tenant’s right to possession of the Premises, however terminated, shall be conclusively deemed to have been forever abandoned by Tenant and may either be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit in its sole discretion.

21.4 If any of Tenant’s checks for Rent are dishonored by Tenant’s bank, the amount due shall be subject to Late Charges as outlined in Section 3.1. In addition thereto, Tenant shall pay to Landlord a service charge covering administrative expenses relating hereto in the amount of One Hundred Dollars ($100.00) per such check.

21.5 In addition to the Late Charge, any payments required to be made by Tenant under the provisions of this Lease not made by Tenant when and as due shall, from the date when the particular amount became due to the date of payment thereof to Landlord, bear interest at the rate of twelve percent (12%) per annum or the maximum lawful rate of interest allowed by law (whichever is lower). Notwithstanding anything to the contrary in this Lease, Tenant does not intend or expect to pay, nor does Landlord expect to charge, accept, or collect any Rent, Late Charge or interest which collectively would be greater than the highest legal rate of interest which may be charged under the laws of the State of Florida.

22. QUIET ENJOYMENT. If and so long as Tenant pays all Rent and keeps and performs each and every term, covenant and condition herein contained on the part of Tenant to be kept and performed, Tenant shall quietly occupy and enjoy the Premises without hindrance, molestation or interference by Landlord or any party claiming by, under or through Landlord.

23. HOLDOVER TENANCY. If Tenant shall hold over after the expiration of the Term, at Landlord’s option, Tenant may be deemed to be occupying the Premises as a tenant from month to month, which tenancy may be terminated by thirty (30) days notice. During such tenancy, Tenant agrees to pay to Landlord, monthly in advance, Base Rent in an amount equal to one hundred fifty percent (150%) of the monthly installment of Base Rent which was payable on the last day of the Term (unless a different rate is agreed upon), plus Additional Rent at the same rate as due on the last day of the Term, and to be bound by all of the terms, covenants and conditions herein specified. Notwithstanding the foregoing, Tenant shall be entitled to holdover in the Premises on a month-to-month basis, for up to three (3) months at a monthly rate equal to the last month of the Term or renewal term (as the case may be), by notifying Landlord of such holdover not less than 6 months prior to expiration of the Term or renewal term.

24. AMENDMENT; WAIVER; APPROVAL; CONSENT. This Lease constitutes the entire agreement between the parties with respect to the Project, and no representations, except as herein expressly set forth, have been made by any party to the other. Neither Landlord nor Tenant shall, in any way or for any purpose, become or be deemed to be a partner, employer, principal, master, agent or joint venturer of or with the other. This Lease shall not be amended or modified except in writing signed by both parties. Failure of either party to exercise any of its rights in one or more instances shall not be construed as a waiver of said party’s right to strict performance of such rights or as to any subsequent breach of any such rights. Wherever this Lease requires either the Landlord’s consent or approval, such consent or approval shall only be deemed given when in writing and, unless set forth expressly to the contrary, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

25. NOTICES. All notices, communications and statements required or permitted under this Lease shall be in writing, delivered in person or sent by United States Registered or Certified Mail, return receipt requested, with postage prepaid, or Express Mail or Federal Express (or other similar courier service having a delivery system which provides for or makes available a signed receipt of delivery) addressed to the parties as follows:

AS TO TENANT (Before Lease Commencement):	TENANT (After Lease Commencement):

Marc Weinstein	At the Leased Premises
Senior Vice President	Attention: Senior Vice President
Mayor’s Jewelers of Florida, Inc.
14051 N.W. 14th Street
Sunrise, Florida 33323
Fax: (954) 846-2715

WITH A COPY TO (Before and After Lease Commencement):

Holland & Knight LLP
One East Broward Boulevard
Suite 1300
Fort Lauderdale, Florida 33301
Attention: Robert M. Motes, Esq.

AS TO LANDLORD:	WITH A COPY TO:

c/o BUTTERS REALTY & MANAGEMENT LLC	Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
1096 East Newport Center Drive	200 East Broward Boulevard
Suite # 100	Suite 1900
Deerfield Beach, Florida 33442	Fort Lauderdale, Florida 33301
Fax (954) 570-8844	Attention: Peter Desiderio

Mail service shall be deemed effective upon the earlier of either seventy-two (72) hours after deposit in the U.S. mail in accordance herewith or upon receipt or refusal to accept receipt by a reputable courier service. Either party by written notice to the other may designate additional parties to receive copies of notices sent to it. Such designees may be changed by written notice. Either party may at any time, in the manner set forth for giving notice to the other, designate a different address to which notices, communication and statements to it shall be sent.

26. SCHEDULES; EXHIBITS. All schedules, exhibits and typewritten riders, if any, attached or added hereto are made a part of this Lease by reference and the terms, covenants, and conditions thereof shall control over any inconsistent provisions in the Sections of this Lease.

27. LIMITATION OF LANDLORD’S LIABILITY. The term “Landlord” as used herein shall mean only the owner or owners, at the time in question, of the fee title to the Land. In the event of any transfer of such title or interest, Landlord herein named (and in the case of any subsequent transfers, then the grantor) shall be relieved from and after the date of such transfer of all liability in respect of Landlord’s obligations thereafter to be performed, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord (or the then grantor) shall be binding on Landlord’s (or the then grantor’s) successors and assigns and the liabilities of Landlord (or the then grantor) hereunder shall be deemed assumed by Landlord’s (or the then grantor’s) successors and assigns, only during their respective periods of ownership. The obligations of Landlord under this Lease do not constitute personal obligations of Landlord or the individual partners, shareholders, directors, and officers, and Tenant shall look solely to Landlord’s then existing interest in the Land and the Premises, and to no other assets of Landlord, for satisfaction of any liability in respect of this Lease, and will not seek recourse against the individual partners, shareholders, directors, officers, or any of their personal assets for such satisfaction.

28. LANDLORD’S RESERVED RIGHTS. With prior written notice to Tenant, but without being required to obtain Tenant’s consent, Landlord shall have the right to sell the Premises (or any portion(s) thereof) and assign this Lease to the purchaser, and upon such sale Landlord shall be released from all of its obligations under this Lease, provided that the purchaser, in a written instrument, assumes in full all of Landlord’s obligations and liabilities under this Lease; and Tenant agrees to attorn to such purchaser, or any other successor or assign of Landlord through foreclosure or deed in lieu of foreclosure or otherwise, and to recognize such person as successor Landlord under this Lease, and such successor Landlord shall be bound by all of the terms of this Lease for the remainder of the Term (and any renewals thereof) and shall be deemed to have assumed in full all Landlord’s obligations and liabilities under this Lease.

29. ESTOPPEL CERTIFICATE. Within thirty (30) days after written request of either party hereto (the Requesting Party), the other party hereto (the Responding Party) shall execute and deliver at no charge to the Requesting Party or its designee, a written statement certifying: (i) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified and stating the modifications; (ii) the amount of Rent and the date to which Rent has been paid in advance; (iii) the amount of any security deposited with Landlord; and (iv) that to the actual knowledge of the Responding Party (without investigation) there is no then existing default under the Lease or, if the Responding Party claims there is a default, stating the nature of any claimed default. Any such statement by the Responding Party may be relied upon by a purchaser, lender or subtenant of the Premises, or any assignee of this Lease.

30. ACCORD AND SATISFACTION. No receipt and retention by Landlord of any payment tendered by Tenant in connection with this Lease shall give rise to or support or constitute an accord or satisfaction, or a compromise or other settlement, notwithstanding any accompanying statement, instruction or other assertion to the contrary (whether by notation on a check or in a transmittal letter or otherwise), unless Landlord expressly agrees to an accord and satisfaction, or a compromise or other settlement, in a separate writing duly executed by Landlord. Landlord may receive and retain, absolutely and for itself, any and all payments so tendered, notwithstanding any accompanying instructions by Tenant to the contrary.

31. SEVERABILITY. The parties intend this Lease to be legally valid and enforceable in accordance with all of its terms, covenants and conditions to the fullest extent permitted by law. If any term, covenant or condition hereof shall be invalid or unenforceable, the parties agree that such term, covenant or condition shall be stricken from this Lease, the same as if it never had been contained herein. Such invalidity or unenforceability shall not extend to any other term, covenant or condition of this Lease, and the remaining terms, covenants or conditions hereof shall continue in effect to the fullest extent permitted by law, the same as if such stricken term, covenant and condition never had been contained herein.

32. SUBORDINATION. Provided Tenant receives a fully executed subordination, non-disturbance and attornment agreement (“SNDA”), in a form reasonable acceptable to Tenant, from the mortgagee or holder of any Superior Instrument, the rights of Tenant hereunder are and shall be, at the election of any mortgagee, subordinate to the lien of any mortgage or mortgages, or the lien resulting from any other method of financing or refinancing, now or hereafter in force against the Land or the Premises (or any portion(s) thereof), and to all advances made or hereafter to be made upon the security thereof and all renewals, modifications or extensions thereof (collectively, the “Superior Instruments”). At a minimum, the SNDA shall provide as follows: any person acquiring title to the Premises through foreclosure or deed in lieu of foreclosure, or otherwise shall honor the terms of this Lease so long as Tenant is not in default thereunder beyond any applicable notice and cure period(s); although the holder of the Superior Instrument shall not be personally liable for any default of Landlord, Tenant shall nonetheless be entitled to any abatements or offsets regarding rent as are expressly provided by this Lease; and although this Lease shall be subordinate to any such Superior Instrument, it shall not be subject to any of the same. Landlord warrants and represents that the Land and the Premises is currently not subject to any Superior Instruments except as follows: mortgage in favor of Bank of America, N.A.(the “Existing Mortgage”). If Landlord fails to deliver to Tenant prior to the Completion Date a SNDA, in a form reasonable acceptable to Tenant and meeting the minimum requirements of this Section, having been signed in recordable form by the holder of the Existing Mortgage or any then existing Superior Instrument, Tenant shall be entitled to cancel this Lease by notice to Landlord.

33. TIME. Time is of the essence of this Lease with respect to all obligations hereunder and applies to all terms, covenants, and conditions contained herein with respect to either party’s obligations hereunder. All “days” set forth in this Lease shall be deemed to be “calendar days” unless specifically stated to the contrary.

34. SUCCESSORS AND ASSIGNS. All terms and conditions to be observed and performed by Landlord and Tenant hereunder shall be applicable to and binding upon their respective heirs, administrators, executors, and permitted successors and assigns. All expressed covenants of this Lease shall be deemed to be covenants running with the land.

35. CAPTIONS AND SECTION NUMBERS. The captions and section numbers are for convenience of reference only and in no way shall be used to construe or modify the provisions set forth in this Lease. It is understood and agreed that verbs and pronouns in the singular number are uniformly used throughout this Lease regardless of gender, number of the parties hereto.

36. AUTHORITY. The person executing this Lease, on behalf of Tenant, does hereby covenant and warrant that Tenant is duly authorized to transact business, is in good standing and existing, that Tenant is qualified to do business in the State of Florida, Tenant has full right and authority to enter into this Lease, and that the persons signing on behalf of Tenant were authorized to do so. The person executing this Lease, on behalf of Landlord, does hereby covenant and warrant that Landlord is duly authorized to transact business, is in good standing and existing, that Landlord is qualified to do business in the State of Florida, Landlord has full right and authority to enter into this Lease, and that the persons signing on behalf of Landlord were authorized to do so.

37. APPLICABLE LAW. This Lease shall be construed according to the laws of the State of Florida. Should any provision of this Lease require judicial interpretation, it is agreed by the parties hereto that the court interpreting or construing the same shall not apply a presumption that any such provision shall be more strictly construed against the party who itself or through its agent prepared the same, as all parties have participated in the preparation of the provisions of this Lease and that all terms, covenants and conditions were negotiable.

38. BROKER INDEMNIFICATION. As part of the consideration for the granting of this Lease, Landlord and tenant each represents and warrants to the other that no broker or agent negotiated or was instrumental in negotiating or consummating this Lease, other than Stiles Realty, representing Tenant, and Butters Realty & Management, representing Landlord, and each party shall indemnify and hold the other harmless against and from all liabilities arising from any such claims caused or incurred by it (including without limitation, the cost of attorneys’ fees in connection therewith). Landlord shall be solely responsible for the commission or fee due Stiles Realty and Butters Realty & Management.

39. SURRENDER OF PREMISES. Tenant agrees to surrender to Landlord, at the end of the Term or upon any earlier termination of this Lease, the Premises in (i) broom-clean condition; (ii) Tenant shall remove its trade fixtures, furnishings and equipment from the Premises and shall repair any damage caused by such removal; and (iii) Tenant shall also remove all rubbish from the Premises. If Tenant fails to surrender possession of the Premises as required hereunder, Tenant hereby expressly authorizes Landlord, as agent of Tenant, to remove such rubbish and make such repairs as may be necessary to restore the Premises to such condition, at the sole cost and expense of Tenant.

40. ATTORNEYS’ FEES. If either party herein brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, on trial or appeal, shall be entitled to its costs and reasonable attorney’s fees, including all appeals, from the non-prevailing party.

41. LANDLORD’S DEFAULT. Should Landlord be in default under any of the terms, covenants or conditions of this Lease, Tenant shall give Landlord prompt written notice thereof, and Tenant shall allow Landlord a reasonable length of time in which to cure such default, which time shall not, in any event be less than thirty (30) days from the date of Landlord’s receipt of such notice. If the default cannot be cured within such thirty (30) days, no event of default shall be deemed to have occurred so long as Landlord shall commence the curing of such default within the thirty (30) day period and shall thereafter diligently continue the curing of same. In the event Landlord fails to cure any such default within the period prescribed in this Section, or fails to diligently cure any such default, then, after written notice from Tenant to Landlord, Tenant may, but shall not be obligated to, perform any such obligations of Landlord, and Landlord shall upon demand reimburse Tenant for all reasonable costs incurred by Tenant in curing same. Landlord’s reimbursement obligation shall survive expiration or termination of the Lease. Notwithstanding Tenant’s right to elect to cure a Landlord default hereunder, in the event of a default by Landlord hereunder, Tenant reserves all rights and remedies at law or in equity.

42. FORCE MAJEURE. Neither party shall be required to perform any term, covenant or condition in this Lease so long as such performance is delayed or prevented by force majeure, which shall mean acts of God, material or labor shortages, restrictions by any Governmental Authority, civil riots, floods, hurricanes, and any other cause not within the reasonable control of said party.

43. TENDER AND DELIVERY OF LEASE. Submission of this Lease does not constitute an offer, right of first refusal, reservation of or option for the Premises or any part thereof. This Lease becomes effective as a lease upon execution and delivery by both Landlord and Tenant.

44. HAZARDOUS WASTE.

44.1 Tenant covenants to Landlord that Tenant’s use and activities on the Premises shall be conducted in compliance with all applicable environmental ordinances, rules, regulations, statutes, orders, and laws of all local, state, or federal agencies or bodies with jurisdiction over the Premises or the activities conducted on the Premises (hereinafter collectively referred to as the “Environmental Laws”). In the event any of Tenant’s activities require the use of “hazardous” or “toxic” substances, as such terms are defined by any of the Environmental Laws, then Tenant covenants to Landlord that Tenant shall obtain all permits and approvals required under the Environmental Laws with respect to the use of such toxic or hazardous substances.

44.2 In the event Tenant breaches any of its covenants and agreements contained in Section 44.1 and as a result thereof the Premises are contaminated, Tenant shall be responsible, at its sole cost and expense, to clean-up the contamination in accordance with the requirements of applicable Environmental Laws, and to fully indemnify and hold Landlord harmless from any and all losses, liabilities, expenses (including but not limited to reasonable attorneys’ and paralegals’ fees at trial and all appellate levels) and costs incurred by Landlord in connection with Tenant’s clean-up. In the event Tenant fails to clean-up such contamination, Landlord shall have the right to initiate a clean-up of the Premises in accordance with the requirements of applicable Environmental Laws, in which case Landlord shall be reimbursed by Tenant for, and indemnified by Tenant from, any and all reasonable costs, expenses, losses, and liabilities incurred in connection with such clean-up of the Premises (including all reasonable attorneys’ and paralegals’ fees at trial and all appellate levels).

44.3 Landlord covenants to Tenant that Landlord’s use, management, operation and activities on the Project shall be conducted in compliance with all applicable Environmental Laws. In the event any of Landlord’s activities require the use, handling or storage of hazardous or toxic substances or waste, then Landlord covenants to Tenant that Landlord shall obtain all permits and approvals required under the Environmental Laws with respect to the use, handling or storage of such toxic or hazardous substances or waste.

44.4 In the event Landlord breaches any of its covenants and agreements contained in Section 44.3 and as a result thereof the Premises or the Land are contaminated, Landlord shall be responsible, at its sole cost and expense, to clean-up the contamination in accordance with the requirements of applicable Environmental Laws, and to fully indemnify and hold Tenant harmless from any and all losses, liabilities, expenses (including but not limited to reasonable attorneys’ and paralegals’ fees at trial and all appellate levels) and costs incurred by Tenant in connection with Landlord’s clean-up.

44.5 Notwithstanding anything to the contrary in this Lease, Landlord shall be solely responsible for, and Tenant shall have no liability with respect to, any hazardous or toxic substance or waste on, under or within the Premises or the Land not introduced by Tenant. Landlord shall indemnify and hold harmless Tenant from and against any liability in connection with any hazardous or toxic substance or waste described in the preceding sentence, and Landlord agrees to promptly clean-up any same in accordance with the requirements of applicable Environmental Laws. Landlord represents and warrants that as of the date hereof there are no hazardous or toxic substances or waste presently on, under or within the Premises or the Land.

44.6 The indemnity obligations of each party hereunder shall survive expiration or termination of this Lease.

45. OPTION TO EXTEND. Tenant is given the option to extend the term of all the provisions contained in this Lease for two (2) additional periods of five (5) years (each an “Extended Term”). The first Extended Term shall commence following expiration of the initial term and the second Extended Term shall commence following expiration of the first Extended Term. Tenant shall exercise each Extended Term by giving notice of exercise of the applicable option (“Option Notice”) to Landlord at least 180 days before the expiration of the initial term or first Extended Term, as applicable; provided that, if Tenant is in default beyond any applicable notice and cure period on the date of giving the Option Notice, the Option Notice shall be totally ineffective, or if Tenant is in default beyond any applicable notice and cure period on the date the Extended Term is to commence, the Extended Term shall not commence and this Lease shall expire at the end of the initial term or the first Renewal Term, as applicable. Notwithstanding anything contained herein to the contrary, if Tenant shall fail to give written notice within the aforesaid time limit, Tenant’s right to exercise each option shall nevertheless continue until thirty (30) days after Landlord shall have given Tenant notice of Landlord’s election to terminate such option, and Tenant may exercise such option at any time until the expiration of said thirty (30) day period. It is the intention of the parties to avoid forfeiture of Tenant’s rights to extend the Term under the options set forth in this Section through inadvertent failure to give notice of exercise thereof within the time limits prescribed. Accordingly, if Tenant shall fail to give notice to Landlord of Tenant’s election to extend the Term for the Extended Term, and if Landlord shall fail to give notice to Tenant of Landlord’s election to terminate Tenant’s right to extend this Lease for the Extended Term, then the Term shall be automatically extended from month to month upon all of the terms and conditions then in effect, subject to Tenant’s right under such option to extend the Term for the remainder of the Extended Term and to Landlord’s right to place the thirty (30) day limit on such option by a notice in the manner provided in this Section. Tenant shall have no other right to extend the term beyond the second Extended Term.

46. RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

47. JURY WAIVER; COUNTERCLAIMS. LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH (i) THIS LEASE, (ii) THE RELATIONSHIP OF LANDLORD AND TENANT, (iii) TENANT’S USE OR OCCUPANCY OF THE PREMISES OR (iv) THE RIGHT TO ANY STATUTORY RELIEF OR REMEDY.

48. EXPANSION AREA.

48.1 Tenant may elect to have Landlord increase the size of the Premises at any time during the first ten (10) years of the initial lease term, by an amount that shall not exceed 10,000 rentable square feet (two floors of 5,000 rentable square feet each). Tenant must notify Landlord of its desire to expand by giving Landlord at least one years notice prior to the desired date of occupancy of the expansion space. The location of the expansion space is as indicated on Exhibit “B” attached hereto. The construction of the expansion space shall be in accordance with all of the terms of Article 4 of this Lease, as modified to reference the expansion space (and not the existing Premises), and Landlord shall use materials of at least equal quality to that existing in the Premises and finishes that match the existing Premises. It is the intent of the parties that Landlord is providing a turnkey construction at its sole expense in accordance with the approved plans for the expansion space.

48.2 Upon the Completion Date (as defined in Section 4.3, as modified to reference the expansion space) of the expansion space: (i) Base Rent shall increase by an amount equal to the rentable square feet of the expansion space multiplied by the then per rentable square foot rate that Tenant is paying on the existing Premises; (ii) the definition of Premises shall include the expansion space; and (iii) Tenant’s pro-rata share of Expenses for the Common Areas and Real Estate Taxes shall be adjusted accordingly. The rentable square feet of the expansion space shall be determined in accordance with Section 1.9 of this Lease.

49. DEPOSIT. Landlord acknowledges receipt from Tenant of the Deposit. The Deposit shall be held by Landlord in a separate interest bearing account in an investment selected by Tenant. The Deposit shall be held by Landlord as collateral security for the payment of Rent and other sums of money payable by Tenant under this Lease, and for the faithful performance of all other terms, covenants and conditions of Tenant hereunder. Provided no Event of Default has occurred and is continuing, the amount of the Deposit, plus all interest earned thereon, shall be repaid in full to Tenant within thirty (30) days after Tenant has delivered to Landlord a copy of the audited financial statements of Mayor’s Jewelers, Inc., a Delaware corporation, or its successor or assign by merger or otherwise (“Mayor’s”) evidencing that Mayor’s had either positive cash flow from operating activities or positive EBITDA (earnings before interest income, interest and other financial costs, income tax expense and depreciation and amortization) for fiscal year 2004 or any fiscal year thereafter, that is the subject of the audited financial statements; provided, however, under no circumstances will Landlord be obligated to repay the Deposit, plus all interest earned thereon, prior to the date that Tenant takes occupancy of the Premises. Upon any Event of Default by Tenant that occurs prior to Landlord’s repayment of the Deposit, all or part of the Deposit then being held by Landlord, may, at Landlord’s sole discretion, be applied on account of such default, and thereafter Tenant shall promptly restore the resulting deficiency in the Deposit. In the event Landlord has repaid the Deposit to Tenant pursuant to this Section, then the foregoing sentence shall be null and void. Tenant hereby waives the benefit of any provision of law requiring the Deposit to be held in escrow or in trust. Tenant further acknowledges that the Deposit is not to be construed as prepaid Rent by Tenant for the last rental period of the Term.

50. RIGHT OF FIRST OFFER. At any time during the Term of this Lease, if Landlord intends to sell the Project, then Landlord shall give Tenant notice (“Landlord’s Notice”). If Tenant fails to notify Landlord within fifteen (15) days from the date of receipt of Landlord’s Notice that Tenant wishes to purchase the Project, Tenant shall have waived any and all rights it may have under this paragraph. If Tenant notifies Landlord (“Tenant’s Notice”) within said fifteen (15) days from the date of Landlord’s Notice that Tenant desires to purchase the Project, then Landlord and Tenant shall work together in good faith to negotiate the terms and conditions of the purchase. If Landlord and Tenant are unable to agree upon mutually satisfactory terms and conditions within thirty (30) days after Landlord’s receipt of Tenant’s Notice, then either party can elect by written notice to the other to terminate negotiations with respect to the purchase, and Landlord shall thereafter be free to sell the Project to a third party.

IN WITNESS WHEREOF, the respective parties have signed, sealed and delivered this Lease on the date and year written below.

WITNESSES:	LANDLORD: Westpoint Business Park LTD

/s/ Linda Gambino	By:	Westpoint Business Park LLC, its general partner
Print Name: Linda Gambino

/s/ Suzanne Rogero		By:	/s/ Malcolm Butters
Print Name: Suzanne Rogero		Print Name: Malcolm Butters
Title: Manager

Date: 9-13-04

WITNESSES:	TENANT: Mayor’s Jewelers of Florida, Inc.

/s/ Phyllis Secan	By:	/s/ Thomas A. Andruskevich
Print Name: Phyllis Secan	Print Name: Thomas A. Andruskevich
Title: CEO

/s/ Nancy Ivey	Date: 8-19-04
Print Name: Nancy Ivey		[SEAL]

EXHIBIT “A”

LEGAL DESCRIPTION OF PROJECT

[See Attached]

EXHIBIT “A”

LEGAL DESCRIPTION:

A PARCEL OF LAND BEING A PORTION OF TRACT A AND A PORTION OF TRACT D, WESTPOINT SECTION 7 PLAT, ACCORDING TO THE PLAT THEREOF RECORDED IN PLAT BOOK 162, PAGE 23, OF THE PUBLIC RECORDS OF BROWARD COUNTY, FLORIDA. SAID PARCEL BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCE AT THE SOUTHEAST CORNER OF THE SOUTHEAST ONE-QUARTER (S.E. 1/4) OF SECTION 7, TOWNSHIP 49 SOUTH, RANGE 41 EAST;

THENCE S.89°06’50”W., ALONG THE SOUTH LINE OF SAID SOUTHEAST ONE-QUARTER (S.E. 1/4), A DISTANCE OF 107.88 FEET;

THENCE N.00°53’10”W., A DISTANCE OF 60.00 FEET TO THE MOST SOUTHERLY SOUTHEAST CORNER OF SAID TRACT D;

THENCE S.89°06’50”W., A DISTANCE OF 392.20 FEET;

THENCE N.87°27’09”W., A DISTANCE OF 200.36 FEET;

THENCE S.89°06’50”W., A DISTANCE OF 300.00 FEET. THE PREVIOUS THREE (3) COURSES BEING COINCIDENT WITH THE SOUTH LINE OF SAID TRACT D;

THENCE N 46°0021” W., A DISTANCE OF 49.39 FEET;

THENCE N.01°07’32”W., A DISTANCE OF 294.92 FEET TO A POINT OF CURVATURE OF A TANGENT CURVE CONCAVE TO THE WEST;

THENCE NORTHERLY ALONG THE ARC OF SAID CURVE, TO THE LEFT, HAVING A CENTRAL ANGLE OF 00°09’23” AND A RADIUS OF 1860.00 FEET FOR AN ARC DISTANCE OF 5.08 FEET TO A POINT ON A NON-TANGENT LINE;

THENCE N.00°00’37”W., A DISTANCE OF 101.30 FEET TO A POINT ON THE ARC OF A NON-TANGENT CURVE CONCAVE TO THE WEST, A RADIAL LINE OF SAID CURVE THROUGH SAID POINT HAVING A BEARING OF S.85°36’18”W;

THENCE NORTHERLY ALONG THE ARC OF SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 08°08’25” AND A RADIUS OF 1865.00 FEET FOR AN ARC DISTANCE OF 264.97 FEET TO A POINT OF COMPOUND CURVATURE. SAID POINT ALSO BEING THE POINT OF BEGINNING;

THENCE NORTHERLY ALONG THE ARC OF SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 01°32’13” AND A RADIUS OF 1865.00 FEET FOR AN ARC DISTANCE OF 50.02 FEET TO A POINT ON A NON-TANGENT LINE;

THENCE S.75°55’40”W., A DISTANCE OF 12.00 FEET TO A POINT ON THE ARC OF A NON-TANGENT CURVE CONCAVE TO THE WEST, A RADIAL LINE OF SAID CURVE THROUGH SAID POINT HAVING A BEARING OF S.75°55’40”W;

THENCE NORTHERLY ALONG THE ARC OF SAID CURVE TO THE LEFT, HAVING A CENTRAL ANGLE OF 02°59’54” AND A RADIUS OF 1853.00 FEET FOR AN ARC DISTANCE OF 96.97 FEET TO A POINT OF REVERSE CURVATURE OF A TANGENT CURVE CONCAVE TO THE EAST;

THENCE NORTHERLY ALONG THE ARC OF SAID CURVE, TO THE RIGHT, HAVING A CENTRAL ANGLE OF 02°45’32” AND A RADIUS OF 2947.00 FEET FOR AN ARC DISTANCE OF 141.91 FEET TO A POINT ON A NON-TANGENT LINE;

THENCE N.06°30’26”W., A DISTANCE OF 100.92 FEET TO A POINT ON THE ARC OF A NON-TANGENT CURVE CONCAVE TO THE EAST, A RADIAL LINE OF SAID CURVE THROUGH SAID POINT HAVING A BEARING OF N.77°38’26”E;

THENCE NORTHERLY ALONG THE ARC OF SAID CURVE TO THE RIGHT, HAVING A CENTRAL ANGLE OF 04°00’07” AND A RADIUS OF 2935.00 FEET FOR AN ARC DISTANCE OF 205.00 FEET TO A POINT ON A NON-TANGENT LINE. THE PREVIOUS NINE COURSES BEING COINCIDENT WITH THE EAST RIGHT-OF-WAY LINE OF HIATUS ROAD;

THENCE N.82°48’50”E., A DISTANCE OF 42.40 FEET TO A POINT OF CURVATURE OF A TANGENT CURVE CONCAVE TO THE SOUTH;

THENCE EASTERLY ALONG THE ARC OF SAID CURVE TO THE RIGHT, HAVING A CENTRAL ANGLE OF 20°16’35” AND A RADIUS OF 1140.00 FEET FOR AN ARC DISTANCE OF 403.43 FEET TO A POINT ON A NON-TANGENT LINE;

THENCE S.01°36’21’E., A DISTANCE OF 535.38 FEET;

THENCE S.88°35’12”W., A DISTANCE OF 225.14 FEET;

THENCE S.77°27’53”W., A DISTANCE OF 99.33 FEET TO THE POINT OF BEGINNING.

SAID LANDS SITUATE WITHIN THE CITY OF TAMARAC, BROWARD COUNTY, FLORIDA.

EXHIBIT “A-1”

BASE RENT

Year	Annual Base Rent	Per S.F.	Estimated Annual CAM	Annual Florida Sales Tax	Total Annual
Initial Term
1	$478,510.00	$10.00	$143,553.00	$37,323.78	$659,386.78
2	$526,361.00	$11.00	T.B.D.	T.B.D.	T.B.D.
3	$574,212.00	$12.00	T.B.D.	T.B.D.	T.B.D.
4	$662,063.00	$13.00	T.B.D.	T.B.D.	T.B.D.
5	$669,914.00	$14.00	T.B.D.	T.B.D.	T.B.D.
6	$683,312.00	$14.28	T.B.D.	T.B.D.	T.B.D.
7	$696,978.00	$14.5656	T.B.D.	T.B.D.	T.B.D.
8	$710,918.00	$14.8569	T.B.D.	T.B.D.	T.B.D.
9	$725,136.00	$15.1540	T.B.D.	T.B.D.	T.B.D.
10	$739,639.00	$15.4571	T.B.D.	T.B.D.	T.B.D.
11	$754,431.00	$15.7663	T.B.D.	T.B.D.	T.B.D.
12	$769,520.00	$16.0816	T.B.D.	T.B.D.	T.B.D.
13	$781,911.00	$16.4032	T.B.D.	T.B.D.	T.B.D.
14	$800,609.00	$16.7313	T.B.D.	T.B.D.	T.B.D.
15	$816,621.00	$17.0659	T.B.D.	T.B.D.	T.B.D.
Option Period I
16	$832,953.00	$17.4072	T.B.D.	T.B.D.	T.B.D.
17	$849,612.00	$17.7554	T.B.D.	T.B.D.	T.B.D.
18	$866,605.00	$18.1105	T.B.D.	T.B.D.	T.B.D.
19	$883,937.00	$18.4727	T.B.D.	T.B.D.	T.B.D.
20	$901,616.00	$18.8421	T.B.D.	T.B.D.	T.B.D.
Option Period II
21	$919,648.00	$19.2190	T.B.D.	T.B.D.	T.B.D.
22	$938,041.00	$19.6034	T.B.D.	T.B.D.	T.B.D.
23	$956,802.00	$19.9954	T.B.D.	T.B.D.	T.B.D.
24	$975,938.00	$20.3953	T.B.D.	T.B.D.	T.B.D.
25	$995,456.00	$20.8032	T.B.D.	T.B.D.	T.B.D.

TBD= To Be Determined

EXHIBIT “B”

SITE PLAN OF PROJECT

[See Attached]

EXHIBIT B

SITE PLAN

MAYORS JEWELERS

TAMARAC, FLORIDA

AUGUST 17, 2004

Reserved Parking Spaces
TRASH Enclosures
Expansion Space
Spec Building
GOLD COAST OFFICE BUILDING

EXHIBIT “C”

PRELIMINARY PLANS AND SPECIFICATIONS

[See Attached]

EXHIBIT C – Page 1

EXHIBIT C – Page 2

CREDIT
DEPT.

FIRST FLOOR

MAYORS JEWELERS

SAMARAC, FLORIDA

AUGUST 17 2004

EXHIBIT C – Page 3

Exhibit C – Page 4

Mayors Jewelers Specifications

EXTERIOR

Building Shell:	Tiltwall concrete

Entrance:	Building will have doors and sidelights with 9/16” laminated and tinted impact resistant glass and aluminum storefront systems

Exterior Paint:	Texcoat, with reveals to be used to accentuate specific areas

Roof:	4 Ply with gravel over lightweight concrete over insulation board minimum (R-11) on a metal deck

Landscape:	Per plans

Parking:	1.25” asphalt over 6” limerock base

Site Lighting:	Site lighting will utilize 25 foot high poles and “shoebox” type fixtures and will be designed to provide a minimum of 1 foot-candle in the parking areas. Accent lighting to be provided at each entrance feature and around the building

Patio:	To be placed by employee entrance using a paver surface

Signage:	Monument signs at each street front with electrical

Glass:	Hurricane impact glass – 9/16” laminate tinted green

Doors:	Exterior doors shall have 7 foot high hollow metal doors in hollow metal frames+

INTERIOR

Walls:	Standard interior partitions- 5/8” drywall partitions to extend to minimum 2” above the ceiling

Insulated partitions- provide insulation in the cavity of all walls around all restrooms, conference rooms, board room, executive offices, computer room, jewelry and watch repair area and between the office and warehouse areas

Full height partitions- partitions shall be extended to the deck in the following locations; restrooms, conference rooms, computer room, boardroom , jewelry and watch repair area, and non-rated electrical rooms

Rated partitions- full height rated partitions shall be provided at the following locations; electrical rooms w/ transformers over 112.5 KVA, elevator equipment rooms and the computer room

Paint:	2 Coats latex, Sherwin Williams or equal

Exhibit C – Page 5

Mayors Jewelers Specifications

Lighting:	1) 2’ x 4’ 3 bulb Parabolic fluorescent in office

2) High bay metal halide lights in warehouse

Ceiling Tile:	2’ x 4’ Acoustical tile, selection to be determined

Carpet:	1) 26 Oz. general commercial grade throughout except as listed below

2) Upgraded carpet in executive area and boardroom – Second floor

Vinyl Tile:	Breakrooms

Marble:	Lobby

Special flooring:	Jewelry and Watch repair, as per tenant spec (vinyl squares with raised areas)

Concrete Floor:	Warehouse

Ceramic Tile:	Restrooms

HVAC:	1) Package units on roof 2) 3 Tons per 1,000 sq.ft. 3) Fiberglass duct with diffuser 4) 2.5 Tons per 1,000 sq. ft. in warehouse 5) Liebert unit(s) in computer room, as per tenant spec

Plumbing:	1) American Standard fixtures or equal 2) Tank type water closets 3) Sink(s) as per tenant spec in Jewelry/Watch repair area 4) Exhaust hood as required in Jewelry/Watch area as per tenant spec

Fire Safety:	1) Complete sprinkler system with recessed heads and alarms 2) Computer room to have FM 200 system, as per tenant spec 3) 5 lb. fire extinguishers in semi-recessed cabinets

Hardware:	Yale 5300 series lever handles or equivalent, with stops and closers as required

Cabinetry:	All surfaces, including counters, to be laminate unless noted otherwise. Cabinets to be constructed to AWI “Custom Grade” . Upgraded cabinetry for boardroom to be determined

Operable Partitions:	partitions to be soundproof folding panels in each conference room as per tenant spec with a rating to be determined

Exhibit C – Page 6

Mayors Jewelers Specifications

Elevator:	One elevator with the following specs: • 3,000 lb. capacity • 100 fpm speed • finishes to be determined

Computer Room:	1) Raised floor with ramping 2) UPS system by Tenant

Doors/Hardware:	1) 3’ x 7’ stain grade solid core wood with wood frame Schlage hardware – lever type, chrome 2) Shop area/warehouse to have metal doors with metal frames

Generator:	By Tenant

Computer/Phone Wiring:	$25,000 allowance – provided Stiles commission is $300,000 or less

Air Compressor:	By Tenant

Air Compressor Lines:	$10,000 allowance

Furniture/Appliances:	By Tenant

Gas:

If available by Sunrise Gas - To be brought into building and into the Jewelry Repair area Hook up to equipment by tenant

If not available – Tenant to contract with propane provider to supply tanks; lines still to be handled as above

Millwork:	Wood base in executive area on second floor

Electrical:

1)      As per plans

2)      Cubicles to be fed from power poles (poles supplied by furniture vendor)

3)      220 V to be supplied to locations as specified by tenant

4)      Electrical to be provided from generator to areas specified by tenant

Telecommunications:	Provide conduits for telephone service. Run conduits from telephone room to the easement and coordinate with Bell South

EXHIBIT “D”

LIST OF PERMITTED EXCEPTIONS

[See Attached]

PERMITTED EXCEPTIONS

1.	Taxes and assessments for the year 2004 and subsequent years, not yet due and payable.

2.	Restrictions, dedications and easements as contained on the Plat of Westpoint Section 7 Plat recorded in Plat Book 162, page 23; as affected by Notice Regarding Easement in Official Records Book 30719, Page 1169; and as further affected by Resolution No. 2001-386 vacating and abandoning various drainage, lake and lake maintenance easements shown on said Plat, as recorded in Official Records Book 31654, Page 1764, all of the public records of Broward County, Florida.

3.	Restrictions, covenants, conditions, easements, assessments, and right to a lien as set forth in Declaration of Protective Covenants, Restrictions and Easements for Westpointe Centre, recorded in Official Records Book 30719, Page 1174, as affected by Supplement Number One recorded in Official Records Book 32245, Page 1267, as further affected by Memorandum of Restrictions recorded in Official Records Book 37034, Page 1852, and as further affected by Agreement Regarding Permitted Use recorded in Official Records Book 37034, Page 1861.

4.	Notice of Adoption of Development Order recorded in Official Records Book 17193, Page 450; as modified in Official Records Book 22902, Page 716; as affected by Agreement recorded in Official Records Book 23077, Page 686; as further affected by Ordinance No. 0-94-20 recorded in Official Records Book 23077, Page 705; as further affected by Ordinance No. 0-2000-33 as attached to Notice recorded in Official Records Book 31174, Page 1872, as further affected by Assignment recorded in Official Records Book 37034, Page 1830, and as further affected by Agreement Regarding Improvements and DRI Extension, recorded in Official Records Book 37034, Page 1839.

5.	Terms, conditions, and provisions of Road Impact Agreement with Broward County, recorded in Official Records Book 30743, Page 26, as partially released in Official Records Book 31395, Page 1662, Official Records Book 31395, Page 1756, and Official Records Book 31395, Page 1766. (As to Parcel 2 only).

6.	Terms, conditions, and provisions of Agreement for Traffic Signalization with Broward County, recorded in Official Records Book 30743, Page 107.

7.	Tamarac Utilities West Water and Sewer Utility Easement in favor of the City of Tamarac, recorded in Official Records Book 17472, Page 667, and in Official Records Book 19362, Page 632. (As to Parcels 2 and 3)

8.	Drainage Easement in favor of Broward County recorded in Official Records Book 29443, Page 680. (As to Parcels 2 and 3)

9.	Utility Easement in favor of Broward County recorded in Official Records Book 29443, Page 683. (As to Parcels 2 and 3)

10.	Easement(s) in favor of Florida Power & Light Company set forth in instrument(s) recorded in Official Records Book 29471, Page 1531, Official Records Book 31547, Page 1771, and Official Records Book 31579, Page 1922. (As to Parcels 2 and 3)

11.	Informational Note: Tamarac Utilities Bill of Sale Absolute Water & Sewer Collection Systems recorded in Official Records Book 32344, Page 1254. (As to Parcels 2 and 3)

PERMITTED EXCEPTIONS

(Continued)

12.	Matters as shown on that certain survey prepared by Stoner & Associates, Inc., updated September 16, 2002, under Project No. 02-6312WBP.

13.	Terms, conditions, and provisions of that certain Agreement for Traffic Signalization by and between Broward County, Florida and West Pointe Land, L.L.C. recorded in Official Records Book 30743, Page 107.

14.	Terms, conditions, and provisions of Assignment of rights under Development Order, as amended, in favor of Westpoint Business Park, Ltd., recorded in Official Records Book 33949, Page 478.

15.	Terms, conditions, and provisions of Assignment of rights under Plat in favor of Westpoint Business Park, Ltd. recorded in Official Records Book 33949, Page 490.

16.	Terms, conditions and provisions of Assignment and Delegation of Declarant’s Rights in favor of Westpointe Centre Association, Inc. recorded in Official Records Book 35401, Page 2.

17.	Road Impact Fee Agreement recorded August 12, 2003 in Official Records Book 35801, Page 458.

18.	Agreement for Amendment of Notation on Plat recorded August 12, 2003 in Official Records Book 35801, Page 435.

19.	Agent of Record for Notice of Expiration of Findings of Adequacy recorded August 12, 2003 in Official Records Book 35801, Page 485.

20.	Declaration of Reciprocal Easements, recorded in Official Records Book 37034, Page 1882.

NOTE:	ALL OF THE FOREGOING INSTRUMENTS REFER TO THE PUBLIC RECORDS OF BROWARD COUNTY, FLORIDA, UNLESS OTHERWISE NOTED.